Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

MEDIA GENERAL OPERATIONS, INC.,

MEDIA GENERAL COMMUNICATIONS HOLDINGS, LLC

AND

TAMPA MEDIA GROUP, INC.

TABLE OF CONTENTS

1.	DEFINITIONS		1
	1.1	Certain Definitions	1
	1.2	Certain Additional Definitions	7
2.	SALE AND PURCHASE OF TRANSFERRED ASSETS		8
	2.1	Agreement to Sell and Purchase	8
	2.2	Excluded Assets	9
	2.3	Shared Contracts	10
	2.4	Purchase Price	12
	2.5	Purchase Price Adjustment	12
	2.6	Allocation of Purchase Price	14
	2.7	Assumed Liabilities; Retained Liabilities	14
	2.8	Name; Affiliated Services	16
	2.9	Merchandise Ordered and Not Delivered	16
3.	REPRESENTATIONS AND WARRANTIES OF SELLER		16
	3.1	Organization, Standing and Authority	16
	3.2	Authorization and Binding Obligation	16
	3.3	Absence of Conflicting Terms; Consents	17
	3.4	Financial Statements	17
	3.5	Title to and Sufficiency and Condition of Transferred Assets	17
	3.6	Real Property	18
	3.7	Material Business Contracts and Material Allocable Shared Contracts	18
	3.8	Intellectual Property	19
	3.9	Tax Matters	19
	3.10	Absence of Changes or Events	20
	3.11	Insurance	20
	3.12	Employee Benefit Plans	20
	3.13	Labor Matters	21
	3.14	Licenses; Compliance with Laws; Legal Proceedings	22
	3.15	Environmental Matters	22
	3.16	Accounts Receivable	23
	3.17	Inventory	23

	3.18	No Undisclosed Liabilities	23
	3.19	Transactions with Affiliates	23
	3.20	Bonds; Letters of Credit	24
	3.21	Suppliers	24
	3.22	Brokers of Seller	24
4.	REPRESENTATIONS AND WARRANTIES OF BUYER		24
	4.1	Organization, Standing and Authority	24
	4.2	Authorization and Binding Obligation	24
	4.3	Absence of Conflicting Terms; Consents	24
	4.4	Availability of Funds	25
	4.5	Regulatory Matters	25
	4.6	Brokers of Buyer	25
5.	CERTAIN COVENANTS OF THE PARTIES		25
	5.1	Conduct of the Business Prior to Closing	25
	5.2	Consents and Replacement Agreements	26
	5.3	Tax Matters	28
	5.4	Bonds; Letters of Credit	28
	5.5	Covenants Regarding Employee Matters	28
	5.6	Access to Properties, Books and Records	29
	5.7	Confidentiality	29
	5.8	Further Actions; Cooperation	30
	5.9	Use of Certain Words, Trademarks and Tradenames	30
	5.10	No Solicitation	30
	5.11	Collection of Accounts Receivable; Inventory	30
	5.12	Seller Non-Competition; Non-Solicitation	30
	5.13	Buyer Non-Solicitation; Non-Disparagement	32
	5.14	Transition Costs	32
	5.15	Covenants Relating to Real Property	33
	5.16	Post-Closing Performance of Buyer’s Obligations..	33
	5.17	Certain Arrangements between The Tampa Tribune/TBO.com and WFLA-TV..	34
6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLER TO CLOSE		34

	6.1	Conditions Precedent to Obligations of Buyer to Close	34
	6.2	Conditions Precedent to Obligations of Seller to Close	34
7.	CLOSING AND CLOSING DELIVERIES		35
	7.1	Closing	35
	7.2	Deliveries by Seller	35
	7.3	Deliveries by Buyer	37
8.	TERMINATION		37
	8.1	Method of Termination	38
	8.2	Effect of Termination	39
	8.3	Other Termination Provisions	39
9.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION		39
	9.1	Representations, Warranties and Covenants	39
	9.2	Indemnification by Seller	40
	9.3	Indemnification by Buyer	40
	9.4	Procedure for Indemnification	40
	9.5	Limitation on Indemnification; Exclusive Remedy	41
10.	MISCELLANEOUS		43
	10.1	No Other Representations or Warranties	43
	10.2	Disclosure	44
	10.3	Notices	44
	10.4	No Assignment; Benefit and Binding Effect	45
	10.5	Bulk Transfer	46
	10.6	Governing Law	46
	10.7	Waiver of Jury Trial	46
	10.8	Submission to Jurisdiction; Venue	46
	10.9	Headings; Interpretation	46
	10.10	Gender and Number	47
	10.11	Entire Agreement	47
	10.12	Further Assurances	47
	10.13	Waiver of Compliance	47
	10.14	Severability	47
	10.15	Enforcement of Agreement	47

10.16	Counterparts	48
10.17	No Third Party Beneficiaries	48
10.18	Construction	48
10.19	Public Announcements	48
10.20	No Personal Liability	48
10.21	Expenses	49

EXHIBITS AND SCHEDULES

Exhibit A	Newspapers & Websites
Exhibit B	Seller Transition Services Agreement

Schedule 1.1(a)	Seller Knowledgeable Individuals
Schedule 1.1(b)	Certain Permitted Encumbrances
Schedule 2.2.14	Certain Excluded Assets
Schedule 2.5.6	Adjustment Assets and Liabilities
Schedule 3.3	Certain Seller Consents
Schedule 3.4(a)	Financial Statements
Schedule 3.4(b)	Exceptions to GAAP
Schedule 3.5.1	Encumbrances
Schedule 3.5.3	Sufficiency of Assets
Schedule 3.6.1	Owned Real Property
Schedule 3.6.2	Leased Real Property
Schedule 3.6.3	Rights to Occupy Real Property
Schedule 3.7.1	Material Business Contracts and Material Allocable Shared Contracts
Schedule 3.7.2	Exceptions to Material Business Contracts
Schedule 3.8.1	Registered Business Intellectual Property
Schedule 3.8.2	Proceedings Regarding Business Intellectual Property
Schedule 3.8.3	Exceptions to Exclusive Right to Business Intellectual Property
Schedule 3.12	Employee Benefit Plans
Schedule 3.13.1	Business Employees
Schedule 3.13.2	Labor Disputes
Schedule 3.14.1	Licenses
Schedule 3.14.3	Legal Proceedings
Schedule 3.15	Environmental Matters
Schedule 3.19	Transactions with Affiliates
Schedule 3.21	Ink and Newsprint Suppliers
Schedule 5.5	Covenants Regarding Employee Matters
Schedule 5.17	Arrangements between The Tampa Tribune/TBO.com and WFLA-TV

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is dated as of October 8, 2012 (this “Agreement”), by and among Media General Operations, Inc., a Delaware corporation (“Operations”), Media General Communications Holdings, LLC, a Delaware limited liability company (“Communications”, and Operations and Communications, individually or together collectively, as the context requires, “Seller”), and Tampa Media Group, Inc., a Florida corporation (“Buyer”).

R E C I T A L S:

A.           Seller owns the newspapers and related community publications listed on Exhibit A (each a “Newspaper” and together, collectively, the “Newspapers”) and is in the business of publishing, distributing and operating the Newspapers and related online publications, including the websites listed on Exhibit A (such ownership and operations of the Newspapers, related publications and websites, collectively, the “Business”).

B.           Buyer desires to purchase the Business from Seller, and Seller desires to sell the Business to Buyer.

C.           To effectuate the transfer of the Business, upon the terms and subject to the conditions set forth herein, Buyer shall purchase all of the Transferred Assets (as defined herein) from Seller and assume the Assumed Liabilities (as defined herein), and Seller shall sell all of the Transferred Assets and transfer the Assumed Liabilities to Buyer.

D.           In connection with the sale of the Business to Buyer, each of Operations and Communications has agreed to enter into non-solicitation and non-competition agreements in favor of Buyer.

A G R E E M E N T S:

In consideration of the premises and mutual covenants herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties, intending to be legally bound, hereby agree as follows:

1.      DEFINITIONS

1.1           Certain Definitions.  For all purposes of this Agreement, the following terms have the respective meanings set forth below:

“Accounts Receivable” shall mean the accounts receivable of the Business in accordance with generally accepted accounting principles consistently applied.

“Adjustment Assets” means the categories of assets set forth on Schedule 2.5.6, and including without limitation the Accounts Receivable.

“Adjustment Liabilities” means the categories of liabilities set forth on Schedule 2.5.6.

“Adjustment Time” means 11:59 p.m., local time, on the day prior to the Closing Date.

“Affiliate” means with respect to a Person, any Person directly or indirectly controlling, controlled by or under common control with such first-specified Person.  For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or interests, by contract or otherwise.

“Business Contract” means any Contract used or held for use primarily in the Business or to which Seller or any of its Affiliates is a party primarily on behalf of or for the benefit of any Newspaper.  For the avoidance of doubt, the term “Business Contract” does not include any Shared Contract.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banking institutions in either Richmond, Virginia or New York, New York are authorized or obligated by law or executive order to be closed.

“Business Employee” means any employee of Seller or its Affiliates who devotes substantially all of his or her working hours for the Business.

“Business Intellectual Property” means the Intellectual Property that is either owned by or licensed to Seller or any of its Affiliates and that is used or held for use exclusively in connection with the ownership and operation of the Business.

“Code” means the Internal Revenue Code of 1986, as amended, or any subsequent legislative enactment thereof, each as in effect from time to time.

“Consent” means any consent, permit, authorization or approval of any Governmental Authority or other third party that Seller is, under the terms of any Contract, Legal Rule or License, required to obtain in order for Seller to transfer to Buyer any Business Contract or other Transferred Asset at the Closing.

“Contract” means any legally binding contract, agreement, lease, non-governmental license or other arrangement.

“Employee Benefit Plan” means any employee benefit plan, within the meaning of Section 3(3) of ERISA, and each written stock option, stock appreciation right, restricted stock, stock purchase, stock unit, incentive, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, severance or benefits continuation or material fringe benefit plan, program or agreement that provides benefits to Business Employees, other than a plan, program or agreement providing for the payment of base compensation, overtime or commissions.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge or other encumbrance.

“Environmental Law” means any Legal Rule pertaining to land use, air, soil, surface water, groundwater, or wetlands, including the protection, cleanup, removal, remediation or damage thereof, public or employee health or safety or any other environmental matter, including, the following laws as in effect as of the Closing Date:  (a) Clean Air Act (42 U.S.C. § 7401, et seq.); (b) Clean Water Act (33 U.S.C. § 1251, et seq.); (c) Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.); (d) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.); (e) Safe Drinking Water Act (42 U.S.C. § 300f, et seq.); (f) Toxic Substances Control Act (15 U.S.C. § 2601, et seq.); (g) Rivers and Harbors Act (33 U.S.C. § 401, et seq.); (h) Endangered Species Act (16 U.S.C. § 1531, et seq.); (ix) Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); and (i) Hazardous Material Transportation Act (49 U.S.C. § 1801, et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, as in effect from time to time.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.

“Governmental Authority” means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body, in each case whether federal, state, county, local or foreign.

“Hazardous Substance” means any radioactive, toxic, hazardous, or dangerous material or substance the Release of which is prohibited or regulated by any Environmental Law or any material or substance that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including asbestos, petroleum, radon gas, radioactive matter, PCBs, oils, hydrocarbons, photographic chemicals and products and other pollutants and contaminants.

“Intellectual Property” means any or all of the following and all common law and statutory rights in, arising out of, or associated therewith:  (a) patents and applications therefor; (b) inventions, trade secrets, proprietary information, technical data and subscriber and advertiser lists; (c) copyrights, copyright registrations and applications therefor; (d) software, software programs and source code; (e) Internet web sites, web content and links, and all versions, updates, corrections, enhancements, and modifications thereof; (f) domain names, uniform resource locators (URLs) and other names and locators associated with the Internet; (g) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (h) trade dress (including banners, flags, nameplates, and mastheads); and (i) databases and data collections and all rights therein.

“Inventory” means all raw materials, packaging material, merchandise, stock keeping units and supplies owned by Seller or any of its Affiliates, in each case that are sold, leased, consigned or loaned to, or used to service customers primarily in connection with the Business in the ordinary course and that are either (a) stored in or located at the offices of the Business in Richmond, Virginia, or in transit to such locations, or (b) used primarily in the operation of the Business.

“Knowledge” means, with respect to Seller, the actual knowledge of the individuals set forth on Schedule 1.1(a).

“Leased Real Property” means any leasehold interest in real estate held by Seller or its Affiliates and used exclusively in connection with the ownership and operation of the Business.

“Legal Rule” means any applicable statute, ordinance, code or other law, rule, regulation or order enacted, adopted, promulgated or applied by any Governmental Authority of competent jurisdiction.

“Liability” means any debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.

“License” means any license, authorization, franchise or permit used or held for use exclusively in connection with the operation of the Business granted or issued to Seller or its Affiliates by any Governmental Authority, including all amendments thereto and renewals or modifications thereof.

“Losses” mean any and all costs, expenses, damages, liabilities, losses, claims, judgments or settlements, including reasonable attorney and professional fees, imposed on or otherwise suffered by a Person.

“Material Adverse Effect” means a material adverse effect on (a) the assets, operations or financial condition of the Business, taken as a whole, or (b) the ability of Seller to perform its obligations under this Agreement; provided, however, that in no event shall any Excluded Matter, alone or in combination with any other Excluded Matter, be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect.  “Excluded Matter” means (i) any event, change, state of facts or circumstances or development arising from actions taken by Buyer or its Affiliates or related to attributes of Buyer or its Affiliates; (ii) any event, change, state of facts or circumstances or development in general economic or political conditions (global, national or regional) or financial or capital markets, including changes in interest rates or currency rates; (iii) any change to GAAP or any Legal Rule; (iv) any event, change, state of facts or circumstances or development resulting from any action of a Governmental Authority, including proposed or enacted legislation or regulatory changes; (v) any event, change, state of facts or circumstances or development resulting from factors, conditions or trends generally affecting the newspaper publishing (including on-line) business; (vi) any failure, in and of itself, by the Business to meet estimates, projections or forecasts of revenue or earnings for any period ending on or after the date of this Agreement; (vii) any event, change, state of facts or circumstances or development resulting from natural disasters, hostilities, acts of war, sabotage or terrorism or military actions; (viii) any event, change, state of facts or circumstances or development resulting from changes in competition affecting the Business; (ix) any event, change, state of facts or circumstances or development resulting from adverse conditions in any of the markets served by the Business; or (x) consequences of taking any action contemplated or required by this Agreement or arising from the announcement of the transactions contemplated by this Agreement.

“Material Allocable Shared Contract” means any Allocable Shared Contract for which (a) the Shared Contract Liabilities would require payment by Buyer after the Closing in excess of One Hundred Thousand dollars ($100,000) annually over the remaining term of such Contract, or (b) the Shared Contract Rights would entitle Buyer after the Closing to receive more than One Hundred Thousand dollars ($100,000) annually over the remaining term of such Contract, except, in each case, for (i) advertising Contracts or printing Contracts entered into in the ordinary course of business or (ii) Contracts providing for the licensing of generally available software applications (e.g., productivity and web browsing software applications).

“Material Business Contract” means a Business Contract meeting any of the following criteria: (a) a Business Contract for goods or services pursuant to which Seller or any of its Affiliates is required to pay or is entitled to receive more than One Hundred Thousand dollars ($100,000) annually over the remaining term of such Contract, except for (i) advertising Contracts or printing Contracts entered into in the ordinary course of business, (ii) Contracts providing for the licensing of generally available software applications (e.g., productivity and web browsing software applications) or (iii) independent contractor agreements with newspaper carriers; or (b) an employment or management Contract between Seller or its Affiliates, on the one hand, and any Business Employee, on the other hand, which cannot be terminated by Seller or its Affiliates upon thirty (30) days’ notice without penalty or continuing financial obligations, except for commission or salary already accrued.

“Multiemployer Plan” means a plan, as defined in ERISA Section 3(37) or 4001(a)(3), to which Seller or any trade or business which would be considered a single employer with Seller under Section 4001(b)(1) of ERISA or part of the same “controlled group” as Seller under Section 302(d)(8)(C) of ERISA, contributed, contributes or is required to contribute that provides benefits to Business Employees.

“Net Working Capital” means the difference between (i) Adjustment Assets as of the Closing Date, less (ii) Adjustment Liabilities as of the Closing Date, as reflected on the Estimated Adjustment Statement or the Adjustment Statement, as the case may be.

“Owned Real Property” means any fee simple interest in a parcel of real estate and the buildings and improvements thereon owned by Seller or its Affiliates and that is used or held for use exclusively in connection with the ownership and operation of the Business.  The term “Owned Real Property” does not include any Leased Real Property.

“Permitted Encumbrances” mean any of the following Encumbrances:  (a) landlord’s liens to secure obligations to landlords or lessors under the Leases, all of which have been made available to Buyer; (b) liens for current real or personal property Taxes, assessments and governmental charges that are (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP and which reserves are included in the Transferred Assets or which are Adjustment Liabilities; (c) liens of carriers, warehousemen, mechanics, laborers, and materialmen and other similar statutory liens incurred in the ordinary course of business; (d) liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or similar Legal Rules; (e) with respect to Real Property, leases, easements, rights to access, rights-of-way, mineral rights or other similar reservations, Encumbrances, defects of title, or other matters of record or matters revealed by a current survey of the Real Property, in each such instance any of which individually or in the aggregate, does not materially impair the use or occupancy of the Real Property in the operation of the Business as currently operated; (f) Encumbrances which are, or are related to, Assumed Liabilities including liens on leased personal property; (g) leasehold interests in real property leased to third parties by Seller or its Affiliates; (h) restrictions set forth in, or rights granted to Governmental Authorities as set forth in the Licenses or Legal Rules; and (i) Encumbrances set forth on Schedule 1.1(b).

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, Governmental Authority or other entity.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Registered Business Intellectual Property” means all Registered Intellectual Property included within the Business Intellectual Property.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Related Agreements” mean all exhibits, certificates, instruments and other agreements required to be executed and delivered by a party to this Agreement at Closing.

“Shared Contract” means any Contract which is used by or benefits the Business and also is used by or benefits one or more other businesses (other than the Business) owned by Seller or its Affiliates.

“Tampa MSA” means the Tampa-St. Petersburg-Clearwater, Florida Metropolitan Statistical Area (comprised of Hernando, County, Florida, Hillsborough County, Florida, Pasco County, Florida, and Pinellas County, Florida), as defined in Office of Management and Budget Bulletin No. 10-02, issued on December 1, 2009 (available at http://www.whitehouse.gov/sites/ default/files/omb/assets/bulletins/b10-02.pdf).

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premiums, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, information return or other statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Target Net Working Capital” means Three Million Five Hundred Twenty Thousand Six Hundred Sixty Three Dollars ($3,520,663).

1.2           Certain Additional Definitions.  For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Adjustment Statement	2.5.3
Agreement	Preamble
Assignment of Business Intellectual Property	7.2.1
Assumed Liabilities	2.7.1
Assumption Agreement	7.2.3
Balance Sheet	3.4
Balance Sheet Date	3.4
Bill of Sale	7.2.1
Business	Recitals
Business Insurance Policies	3.11
Buyer	Preamble
CIM	10.1.2
Claimant	9.4.1
Closing	7.1.1
Closing Cash	2.1
Closing Date	7.1.1
Communications	Preamble
Confidentiality Agreement	5.6.1
Deductible	9.5.1
Estimated Adjustment Statement	2.5.1
Excluded Assets	2.2
Financial Statements	3.4
Hire Date	5.5
Indemnifying Party	9.4.1
Newspapers	Recitals
Operations	Preamble
Projections	10.1.1
Purchase Price	2.4
Replacement Contract	2.3.2
Restricted Period	5.12
Retained Liabilities	2.7.2
Seller	Preamble
Seller Transition Services Agreement	7.2.10
Shared Contract Liabilities	2.3.1
Shared Contract Rights	2.3.1
Transferred Assets	2.1
Transferred Employees	5.5.1
Upset Date	8.1.4

2.	SALE AND PURCHASE OF TRANSFERRED ASSETS

2.1           Agreement to Sell and Purchase.  Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, assign, transfer and deliver to Buyer at the Closing, and Buyer hereby agrees to purchase from Seller at the Closing, all right, title and interest of Seller and its Affiliates in and to all real, personal and mixed assets, both tangible and intangible, that are owned, leased, used or held for use by Seller and its Affiliates primarily in connection with the ownership and operation of the Business, including the following assets, in each case free and clear of all Encumbrances, other than Permitted Encumbrances (such assets, collectively, the “Transferred Assets”):

2.1.1              the Business Contracts;

2.1.2              the Shared Contract Rights, allocated to Buyer in accordance with Section 2.3;

2.1.3              the Owned Real Property and the Leased Real Property;

2.1.4              the Business Intellectual Property;

2.1.5              to the extent legally transferable, the Licenses;

2.1.6              the Adjustment Assets, and cash in the amount of Seven Million Five Hundred Fifty Thousand Dollars ($7,550,000) (the “Closing Cash”), which shall be deemed included in the Transferred Assets and delivered to Buyer at the Closing by reduction of the cash payment to be made by Buyer to Seller at Closing pursuant to Section 2.4;

2.1.7              all inventories of merchandise, newsprint, ink, paper and other raw materials, work in process, finished goods and supplies (including photo supplies, composition supplies, camera supplies, pressroom supplies, pressroom plates, mailroom supplies, plant supplies and route and circulation supplies) used or held for use primarily in connection with the ownership and operation of the Business;

2.1.8              all tangible materials included within the library (i.e., the “morgue”) of each of the Newspapers, including all clippings, art, photographs (including, digital files and film, negatives and positives), historical facts and memorabilia, bound files of back issues, electronic archives, and microfilm and microfiche reproductions of back issues, but excluding any Intellectual Property contained therein that is not Business Intellectual Property;

2.1.9              all motor vehicles, furniture, fixtures, equipment, machinery and other tangible personal property used or held for use primarily in connection with the ownership and operation of the Business;

2.1.10            subject to Section 2.2.4, all books of account and financial records, invoices, shipping records, sales and promotional literature, supplier, customer and circulation lists, correspondence and other documents, records, data, files and service manuals relating primarily to the Business;

2.1.11            P. O. Box 8500 and P. O. Box 85011, each located in Richmond, Virginia 23285; and

2.1.12            all goodwill relating to the Business.

2.2           Excluded Assets.  Notwithstanding anything set forth in this Agreement to the contrary, the Transferred Assets shall not include the following assets (collectively, the “Excluded Assets”), which shall be retained by Seller or its Affiliates:

2.2.1              Seller’s cash on hand as of the Adjustment Time (other than petty cash of the Newspapers included as Adjustment Assets on Schedule 2.5.6 and other than the Closing Cash) and all other cash, checks, drafts or cash equivalents in Seller’s bank, savings or lockbox accounts or otherwise in Seller’s possession, including any and all bonds, surety instruments, insurance policies and all rights and claims thereunder, letters of credit or other similar items, and any cash surrender value in regard thereto, and any stocks, bonds, certificates of deposit and similar investments;

2.2.2              Seller’s and its Affiliates’ prepaid business (including, liability, business interruption and the like), group and other insurance policies, Contracts of insurance, all coverage, proceeds and recoveries thereunder and all rights in connection therewith, including, without limitation, rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies or to the cash surrender value thereof;

2.2.3              all rights and claims of Seller and its Affiliates to the extent relating to any other Excluded Asset, any Retained Liabilities or any obligation of Seller to indemnify Buyer, including all guarantees, warranties, indemnities and similar rights in favor of Seller or its Affiliates in respect of any other Excluded Asset, any Retained Liabilities or any obligation of Seller to indemnify the Buyer;

2.2.4              any books and records that Seller is required by Legal Rules to retain or is otherwise prohibited by Legal Rules from disclosing and any correspondence, memoranda, books of account, Tax reports and Tax Returns and the like related to the Business and all files related to the Business that are located at the headquarters of Seller in Richmond, Virginia (provided, however, that other than such books and records that Seller is prohibited by Legal Rules from disclosing, that are legal files or subject to attorney-client privilege, or that relate to either Excluded Assets or Retained Liabilities, Seller shall provide Buyer with copies of all such books and records, correspondence, memoranda, books of account, Tax records, Tax Returns and the like related to, and material to the operation of, the Business, as well as copies of all files related to, and material to the operation of, the Business, that are located at the headquarters of Seller in Richmond, Virginia), and all documents, books and records relating to the organization, existence and ownership of Seller and its Affiliates, including their corporate minute books and other books and records related to internal company matters or headquarters operations, all records concerning financial relationships with Seller’s lenders or Affiliates, and all other records not relating primarily to the Business;

2.2.5              any claims, rights and interest in and to any refund, rebate, abatement, credit or other recovery of Taxes or fees of any nature for periods prior to the Adjustment Time or any choses in action owned by Seller or its Affiliates relating to any such refund, rebate, abatement, credit or other recovery of Taxes or fees;

2.2.6              Shared Contracts (including Allocable Shared Contracts), other than Shared Contract Rights allocated to Buyer in accordance with Section 2.3;

2.2.7              all corporate names, trademarks, trade names, domain names, service marks, service names, logos and similar proprietary rights of Seller or its Affiliates using the name “Media General” or any derivation thereof, whether or not used (and whether or not exclusively used) in the Business;

2.2.8              all cash due to and from intercompany accounts, all rights to receive fees or services from Seller or any of its Affiliates, and any Contracts between Seller and any of its Affiliates;

2.2.9              any Employee Benefit Plan and any related assets;

2.2.10            other than Shared Contract Rights allocated to Buyer in accordance with Section 2.3, any and all assets and rights of Seller or its Affiliates that are not used primarily in connection with, or do not relate primarily to, the ownership and operation of the Business;

2.2.11            all computer software and programs used or held for use in the Business that are not transferrable;

2.2.12            all claims, rights, interests and choses of action of Seller, whether mature, contingent or otherwise, against third parties (a) relating to the Business and the Transferred Assets, to the extent arising during or attributable to any period prior to the Adjustment Time (unless included in the Adjustment Assets), or (b) relating to the Retained Liabilities or the Excluded Assets;

2.2.13            all assets of Seller retired or disposed of between the date of this Agreement and the Closing Date in accordance with Section 5.1 hereof; and

2.2.14            the assets identified on Schedule 2.2.14.

2.3           Shared Contracts.

2.3.1              Subject to the provisions of this Section 2.3, the Transferred Assets shall include those rights exclusively relating to the Business which arise from and after the Adjustment Time under a Shared Contract set forth on Schedule 3.7.1 (each, an “Allocable Shared Contract”), subject to the terms and conditions of such Allocable Shared Contract (such rights, the “Shared Contract Rights”), and the Assumed Liabilities shall include those Liabilities exclusively relating to the Business which arise from and after the Adjustment Time under an Allocable Shared Contract, subject to the terms and conditions of such Allocable Shared Contract (such Liabilities, the “Shared Contract Liabilities”).  All rights and Liabilities which arise under an Allocable Shared Contract other than the Shared Contract Rights and the Shared Contract Liabilities shall in all cases be included in the Excluded Assets and the Retained Liabilities, as applicable.  For purposes of determining the scope of the Shared Contract Rights and Shared Contract Liabilities, the rights and Liabilities under each Allocable Shared Contract shall be equitably allocated among (a) the Business, on the one hand, and (b) the newspapers or other businesses other than the Business that will continue to be owned by Seller or its Affiliates and other buyers of newspapers of Seller or its Affiliates, to the extent applicable, after the Closing, on the other hand, in accordance with the following equitable allocation principles:

(i)           any allocation set forth on Schedule 3.7.1 with respect to a particular Allocable Shared Contract;

(ii)          if there is no allocation set forth on Schedule 3.7.1, any allocation set forth in the Allocable Shared Contract shall control;

(iii)         if there is no allocation in the Allocable Shared Contract as described in clause (ii) hereof, then any allocation previously made by Seller or its Affiliates in the ordinary course of business shall control;

(iv)         if there is no allocation as described in clause (iii) hereof, then the quantifiable proportionate benefit to be received by Seller and Buyer after the Closing Date (to be determined by mutual good faith agreement of Seller and Buyer) shall control; and

(v)          if not quantifiable as described in clause (iv) hereof, then reasonable accommodation (to be determined by mutual good faith agreement of Seller and Buyer) shall control.

2.3.2              At the election of Seller and subject to any applicable Consents, such allocation may be effectuated by termination of the Allocable Shared Contract in its entirety and the execution of new Contracts or by an assignment to and assumption by Buyer of the Shared Contract Rights and the Shared Contract Liabilities under such Allocable Shared Contract.  The completion of the documentation of any such termination and replacement or assignment is not a condition to the Closing.  As soon as practicable after the execution of this Agreement, Buyer and Seller shall make appropriate requests to obtain, at the election of Seller, either Consents from appropriate third parties to assignment and assumption by Buyer of such Shared Contract Rights and Shared Contract Liabilities or reasonably comparable replacement or separated Contracts (each, a “Replacement Contract”) that provide for the Shared Contract Rights and Shared Contract Liabilities for the benefit of Buyer and the Business with the remaining rights and Liabilities for the benefit of the newspapers or other businesses other than the Business that will continue to be owned by Seller or its Affiliates and other buyers of newspapers of Seller or its Affiliates, to the extent applicable, after the Closing, and Buyer and Seller shall use commercially reasonable efforts to obtain such Consents or Replacement Contracts as expeditiously as possible.  Any requests for such Consents or Replacement Contracts shall include a request that Seller and its Affiliates be unconditionally released from all Liabilities relating to the Shared Contract Rights and Shared Contract Liabilities attributable to the period after the Adjustment Time, and Buyer and Seller shall use commercially reasonable efforts to obtain such releases.  Buyer, on the one hand, and Seller, on the other hand, shall each be responsible for and pay one-half of all administrative or processing fees imposed by any Person pursuant to the terms of the relevant Allocable Shared Contract or otherwise as a condition to processing any Consent or Replacement Contract requests.

2.3.3              Buyer and Seller agree that obtaining the Consents or Replacement Contracts for the Allocable Shared Contracts is not a condition to the Closing.  In the event that a Consent or Replacement Contract for an Allocable Shared Contract is not obtained by the Closing and the Closing occurs, Seller, in its sole discretion, may either assign the Shared Contract Rights and Shared Contract Liabilities arising under such Allocable Shared Contract to Buyer notwithstanding the absence of a Consent therefor or use commercially reasonable efforts to cooperate with Buyer in effecting a commercially reasonable arrangement permitted by Legal Rules and not inconsistent with such Allocable Shared Contract under which Buyer shall receive benefits under the Allocable Shared Contract corresponding to the Shared Contract Rights from and after the Adjustment Time, and, to the extent of the benefits received, Buyer shall pay and perform Seller’s and its Affiliates’ Liabilities arising under the Allocable Shared Contract corresponding to the Shared Contract Liabilities from and after the Adjustment Time in accordance with its terms; provided that Seller and its Affiliates shall not be liable or have any further responsibility to Buyer for the failure of such Consents or Replacement Contracts to be obtained, and, in connection with any such assignment or arrangement, Seller and its Affiliates shall not be responsible for any Liabilities relating to such assignment or arrangement or the Shared Contract Rights and Shared Contract Liabilities, and Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any Losses arising out of or related to any such Liabilities.

2.4           Purchase Price.  The Buyer is purchasing the Transferred Assets from the Seller in exchange for a purchase price equal to (a) Nine Million Five Hundred Thousand dollars ($9,500,000) in cash payable to Seller, plus or minus (b) the amount determined pursuant to Section 2.5; minus (c) the Closing Cash (collectively, the “Purchase Price”).  At the Closing, Buyer shall deliver to Seller, via wire transfer of immediately available funds in U.S. Dollars in accordance with Seller’s written instructions (to be provided at least two (2) Business Days prior to the Closing), the Purchase Price.

2.5           Purchase Price Adjustment.

2.5.1              At least three (3) Business Days before the Closing Date, Seller shall prepare and deliver to Buyer a good faith estimate of the Adjustment Assets and the Adjustment Liabilities as of the Adjustment Time (the “Estimated Adjustment Statement”).  Such statement shall be prepared in accordance with this Section 2.5.1 and Section 2.5.6.  Seller shall make available to Buyer reasonably detailed supporting calculations and work papers used to prepare the Estimated Adjustment Statement, and Buyer shall notify Seller of any good faith disagreement with such calculation.  Seller shall revise the Estimated Adjustment Statement to reflect the resolution of any such disagreement upon which Seller and Buyer may agree; provided, however, that Buyer and Seller shall utilize Seller’s estimates to the extent any disagreement remains unresolved for purposes of the adjustment to be applied in Section 2.5.2 and for determining the adjusted Purchase Price to be paid at the Closing.

2.5.2              At the Closing, in the event that the Estimated Adjustment Statement shows that Net Working Capital exceeds Target Net Working Capital, then the cash portion of the Purchase Price shall be increased by an amount equal to such surplus.  Conversely, in the event that the Estimated Adjustment Statement shows that Target Net Working Capital exceeds Net Working Capital, then the cash portion of the Purchase Price shall be decreased by an amount equal to such deficit.

2.5.3              As promptly as practicable, but in any event within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement of Adjustment Assets and Adjustment Liabilities as of the Adjustment Time (the “Adjustment Statement”), which statement shall be prepared in accordance with this Section 2.5.3 and Section 2.5.6.  If Buyer does not prepare and deliver the Adjustment Statement to Seller prior to the end of such sixty (60) day period, Buyer shall be deemed to have approved the Estimated Adjustment Statement for purposes of the adjustment to be made pursuant to Section 2.5.4.  Seller shall notify Buyer in writing of any objections that Seller may have to the Adjustment Statement within thirty (30) days after receipt of the Adjustment Statement.  Without limiting any other provision of this Agreement, during such thirty (30) day period, Buyer shall make its relevant accounting personnel (and reasonably detailed supporting calculations and work papers used to prepare the Adjustment Statement) available to Seller and its representatives for purposes of Seller’s review of the Adjustment Statement.

2.5.4              If Seller does not notify Buyer in writing of any objections to the Adjustment Statement prior to the end of such thirty (30) day period, Seller shall be deemed to have approved the Adjustment Statement for purposes of the adjustment to be made pursuant to this Section 2.5.4.  If Seller notifies Buyer in writing of any objections to the Adjustment Statement prior to the end of such thirty (30) day period, Buyer and Seller shall attempt to resolve the differences between Buyer and Seller in good faith for a period of thirty (30) days after the date of Buyer’s receipt of such notice of objections.  If Seller and Buyer resolve such differences within such period, the determination of Buyer and Seller shall be conclusive and binding on the parties.  If any such differences cannot be resolved within such thirty (30) day period, the disputed items shall be referred promptly to a mutually satisfactory independent certified public accounting firm of national reputation which has been retained by neither Seller,  Buyer nor any of their respective Affiliates for any material engagement during the one (1) year period preceding the date of such referral and which has agreed to meet the time deadlines imposed herein; provided, that if Seller and Buyer cannot agree on such an independent accounting firm, the firm shall be selected by an accounting firm designated by Buyer and an accounting firm designated by Seller; provided, further, that if no firm is designated within thirty (30) days by the accounting firms so designated by Buyer and Seller, the accounting firm shall be designated by the American Arbitration Association (Richmond, Virginia office).  Seller and Buyer shall instruct such firm to make its determination with respect to such disputed items (and only such disputed items) within thirty (30) days after the date of the execution of the engagement letter of such firm by the parties thereto.  The determination of such firm shall be conclusive and binding on Seller and Buyer.  Such firm shall make such determination in accordance with the relevant provisions of this Agreement and shall not award an amount more favorable to Buyer than the corresponding amounts claimed by Buyer in its Adjustment Statement or more favorable to Seller than the corresponding amounts claimed by Seller in its notice of objections.  Seller and Buyer shall each pay one-half of the fees of such firm and any fees owed to the American Arbitration Association (if applicable).

2.5.5              If, based on the Adjustment Statement as finally determined pursuant to Section 2.5.4, it is determined that the amount, if any, paid by Buyer at the Closing in accordance with Section 2.5.2 should have been more or less than what was paid on the Closing Date, then, within three (3) Business Days after the final determination of the Adjustment Statement, Buyer or Seller, as applicable, shall pay to the other party the amount of such underpayment or overpayment by wire of immediately available U.S. funds to an account designated in writing by such other party at least two (2) Business Days prior to such payment.

2.5.6              Schedule 2.5.6 sets forth and describes the accounts and line items that will comprise the Adjustment Assets and Adjustment Liabilities.  The parties agree that for purposes of preparing the Estimated Adjustment Statement and the Adjustment Statement, (i) such statements shall be presented using the same accounts and line items as set forth on Schedule 2.5.6, (ii) for purposes of the Adjustment Statement, Adjustment Assets and Adjustment Liabilities shall be determined as of the Adjustment Time; and (iii) Adjustment Assets and Adjustment Liabilities shall be determined in accordance with GAAP, except as provided in Schedule 2.5.6 and except with respect to the determination of certain non-GAAP accounts and line items specified in Schedule 2.5.6, which shall not be determined in accordance with GAAP, but shall be determined in accordance with the principles and methodologies historically used by Seller and its Affiliates in determining such amounts, all as specified on Schedule 2.5.6.

2.6           Allocation of Purchase Price.  Seller and Buyer agree to use good faith efforts to agree to an allocation of the aggregate purchase consideration among the Transferred Assets in a manner consistent with Section 1060 of the Code and the United States Treasury Regulations promulgated thereunder within ninety (90) days after the Closing Date and, if Seller and Buyer reach such agreement, then Seller and Buyer agree to file all income Tax forms and Tax Returns (including IRS Form 8594 or any successor form) in accordance with such allocation and agree not to take any position before any taxing authority that is inconsistent with such allocation.  If Seller and Buyer shall not have agreed on such allocation by the ninetieth (90th) day following the Closing Date, then Seller and Buyer shall have no further obligations pursuant to this Section 2.6, and each of Seller and Buyer shall make its own determination of such allocation for financial and tax reporting purposes.

2.7           Assumed Liabilities; Retained Liabilities.

2.7.1              At the Closing, Buyer shall assume and shall thereafter timely pay and perform and discharge when due and payable the following Liabilities (collectively, the “Assumed Liabilities”):

(vi)           all Liabilities of Seller and any of its Affiliates and the Business under the Business Contracts and Licenses to the extent attributable to the period after the Adjustment Time;

(vii)          all Shared Contract Liabilities allocated to Buyer in accordance with Section 2.3;

(viii)         all Liabilities under any Replacement Contracts;

(ix)           all Liabilities arising out of any fact or circumstance which relates to the ownership or operation of the Business and the Transferred Assets after the Adjustment Time;

(x)            all Adjustment Liabilities; and

(xi)           all Liabilities to be assumed by Buyer as set forth in Section 5.5.

2.7.2              Buyer shall not assume or have any responsibility for any Liabilities of Seller or its Affiliates other than the Assumed Liabilities (the “Retained Liabilities”), including the following:

(xii)          all Liabilities of Seller to the extent not arising out of or relating to the business and operations of the Transferred Assets or the Business;

(xiii)         all Liabilities arising out of or relating to the ownership, operation or conduct of the Business or the Transferred Assets prior to the Adjustment Time, except to the extent included in the Adjustment Liabilities or Liabilities to be assumed by Buyer as set forth in Section 5.5;

(xiv)         all Liabilities arising under the Shared Contracts, other than Shared Contract Liabilities allocated to Buyer under Section 2.3 or any Replacement Contract;

(xv)          all Liabilities relating to any of the Excluded Assets, except with respect to Liabilities assumed by Buyer pursuant to Section 5.5

(xvi)         all Liabilities arising out of or relating to Taxes of Seller or any of its Affiliates or any Tax attributable to the Business or Transferred Assets prior to the Adjustment Time, except (a) to the extent included in the Adjustment Liabilities or (b) to the extent set forth in Section 5.3.2;

(xvii)        all Liabilities arising out of or relating to any violations of Environmental Laws prior to the Closing Date, whether or not a claim has been asserted prior to the Closing Date; and

(xviii)       all Liabilities arising out of or relating to any claims, actions, suits, arbitrations, litigation or other similar proceedings in connection with the conduct, operation or ownership of the Business, Shared Contracts or Transferred Assets  prior to the Closing Date, whether or not a claim has been asserted prior to the Closing Date.

2.7.3              If, prior to or after the Closing, Seller notifies Buyer that Seller inadvertently omitted an Allocable Shared Contract from Schedule 3.7.1 that was entered into by Seller or any of its Affiliates in the ordinary course of business, then such Allocable Shared Contract shall for all purposes of this Agreement be deemed to be an Allocable Shared Contract without further action.  If, prior to or after the Closing, Seller notifies Buyer that Seller inadvertently omitted an Allocable Shared Contract from Schedule 3.7.1 that was entered into by Seller or any of its Affiliates outside of the ordinary course of business, then subject to Buyer’s consent (which shall not be unreasonably withheld), such Allocable Shared Contract shall for all purposes of this Agreement be deemed to be an Allocable Shared Contract.

2.8           Name; Affiliated Services.

2.8.1              Without limiting the terms of Section 2.2.7, after the Closing, Buyer shall remove or delete the name “Media General” and any derivations thereof from the Transferred Assets as soon as reasonably practicable, but, in any event, by the sixtieth (60th) day following the Closing.

2.8.2              Buyer acknowledges and agrees that, except as provided in the Seller Transition Services Agreement, all services currently provided for, or all rights licensed for use by, or on behalf of, Seller and its Affiliates in connection with the operation of the Business, including all customary corporate overhead and other centralized services (including information technology, human resources, accounting and digital), shall cease to be provided to the Business and shall not be provided to Buyer effective as of the Closing.

2.9           Merchandise Ordered and Not Delivered.  Merchandise and supplies ordered in the ordinary course of business of the Seller that relate primarily to the Business and are consistent with past practices, delivery of which is not received on or prior to the Closing Date, shall become the property of Buyer at the Closing, and Buyer shall pay the vendor for the merchandise and supplies in accordance with the invoice terms and conditions, including any applicable transportation charges.  After the Closing, Buyer shall have the right, if allowed under the terms of such orders, at Buyer’s expense to inspect all open order files for the Business and shall have the right at Buyer’s expense to cancel orders for merchandise and supplies relating to the Business, if such orders can be canceled without charge to Seller or if Buyer pays such cancellation charge.  The inability to cancel any such orders shall not be considered a condition precedent to the obligations of the Buyer and/or an event of termination of this Agreement or the transactions contemplated hereunder.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1           Organization, Standing and Authority.  Seller is a corporation or limited liability company, as applicable, validly existing and in good standing under the laws of the State of Delaware.  Seller is duly authorized, qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing under the Legal Rules of each jurisdiction in which the nature of its activities makes such qualifications necessary.

3.2           Authorization and Binding Obligation.  Seller has the corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to carry out and perform all of its other obligations under the terms of this Agreement and the Related Agreements to which it is a party. The execution and delivery of, and performance of the obligations contained in, this Agreement and the Related Agreements to which Seller is a party and the transactions contemplated hereby and thereby have been, or solely with respect to the Related Agreements to which Seller is a party as of the Closing will be, duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of Seller.  This Agreement has been, and all Related Agreements to which Seller is a party as of the Closing will be, duly executed and delivered by Seller, and this Agreement constitutes, and the Related Agreements to which Seller is a party will, as of the Closing, constitute, the valid and legally binding obligation of Seller, enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar Legal Rules affecting the enforcement of creditors’ rights generally, and as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding thereunder may be brought.

3.3           Absence of Conflicting Terms; Consents.  Except as set forth on Schedule 3.3 or as would not materially impair the ability of Seller to perform its obligations under this Agreement and the Related Agreements to which it is a party, the execution, delivery and performance by Seller of this Agreement and the Related Agreements to which it is a party (with or without the giving of notice, the lapse of time, or both): (a) assuming receipt of all Consents listed on Schedule 3.3, do not require the Consent of, notice to, or filing with, any Governmental Authority or any other Person under any Material Business Contract or Material Allocable Shared Contract; (b) will not conflict with any provision of the certificate of incorporation or bylaws or certificate of formation or limited liability company agreement, as applicable, of Seller; (c) assuming receipt of all Consents listed on Schedule 3.3, will not in any material way conflict with, result in a material breach of, or constitute a material default under any Material Business Contract or Material Allocable Shared Contract, or any material Legal Rule applicable to Seller or to the Business with respect to the Transferred Assets; and (d) assuming receipt of all Consents listed on Schedule 3.3, will not result in the creation upon the Transferred Assets of any Encumbrances other than Permitted Encumbrances.  Notwithstanding the foregoing, Seller makes no representation or warranty regarding any of the foregoing that may result from the specific legal or regulatory status of Buyer or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or any of its Affiliates is or proposes to be engaged.

3.4           Financial Statements.  Attached as Schedule 3.4(a) hereto are complete and correct copies of the unaudited balance sheet for the Business as of August 26, 2012 (the “Balance Sheet”, and the “Balance Sheet Date”), December 25, 2011 and December 26, 2010 and unaudited statements of the operating income for the Business for the eight-month period ended August 26, 2012 and for the years ended December 25, 2011 and December 26, 2010 (collectively, the “Financial Statements”).  The Financial Statements were derived from the books and records of the Business, have been prepared in accordance with GAAP (except as set forth on Schedule 3.4(b)) consistently applied, and fairly present, in all material respects, the financial position and results of operations of the Business as of the date thereof and for the period indicated therein, except as set forth on Schedule 3.4(b) and other than with respect to the absence of footnote disclosure therein.

3.5           Title to and Sufficiency and Condition of Transferred Assets.

3.5.1              Seller has good and valid title to, or a valid and enforceable leasehold interest in, the Transferred Assets, in each case free and clear of all Encumbrances, other than Permitted Encumbrances and other than as set forth on Schedule 3.5.1.

3.5.2              As of the date hereof, all material Transferred Assets which, individually or in the aggregate, are material to the Business are in adequate operating condition for their respective present uses and operation, given the age of such property and the use to which such property is put, ordinary wear and tear excepted.

3.5.3              Except (a) for the Excluded Assets, (b) for such assets that are used to provide customary corporate overhead and other centralized services (including information technology, human resources, accounting and digital) provided by the corporate, division or regional offices of Seller or its Affiliates, and (c) as disclosed on Schedule 3.5.3, the Transferred Assets comprise all the assets reasonably necessary for Seller to conduct, in all material respects, the operations of the Business as conducted as of the date hereof.

3.6           Real Property.

3.6.1              Schedule 3.6.1 lists, as of the date hereof, all Owned Real Property.  Seller has good and marketable title in fee simple to such premises and all buildings, improvements and fixtures thereon, free and clear of all Encumbrances, other than Permitted Encumbrances and other than the Encumbrances listed on Schedule 3.5.1.

3.6.2              Schedule 3.6.2 lists, as of the date hereof, all Leased Real Property.  Seller is not in breach in any material respect of any of the leases for the Leased Real Property and, to Seller’s Knowledge, as of the date hereof, no other party to any such lease is in breach thereof in any material respect.

3.6.3              To Seller’s Knowledge, there does not exist, as of the date hereof, any actual or threatened condemnation or eminent domain proceedings, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting any Owned Real Property or Leased Real Property or any part thereof, Seller has not received any written notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof.  Except as set forth on Schedule 3.6.3, no Person other than Seller has the right to occupy any Owned Real Property or, to Seller’s Knowledge, the Leased Real Property.

3.6.4              All material permits issued by a Governmental Authority that are required for the occupancy and use of the Owned Real Property and Leased Real Property as presently being used by Seller have been obtained and are in full force and effect, and, as of the date hereof, Seller has not received any notices of material default or material violations in connection with such items.

3.7           Material Business Contracts and Material Allocable Shared Contracts.

3.7.1              Schedule 3.7.1 includes a list, as of the date hereof, of the Material Business Contracts and includes a list, as of the date hereof, of the Material Allocable Shared Contracts.  Seller has made available to Buyer complete and correct copies of all the Material Business Contracts and the Material Allocable Shared Contracts (solely as such Material Allocable Shared Contracts relate to the Business).

3.7.2              Except as set forth on Schedule 3.7.2, (a) each Material Business Contract and Material Allocable Shared Contract (except Contracts that expire by their respective terms) is in full force and effect and constitutes a valid, binding and enforceable obligation of Seller or its Affiliates in accordance with the respective terms thereof, except as the enforceability of such obligation of Seller or its Affiliates may be limited by principles of public policy, any Legal Rules of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Legal Rules affecting creditors’ rights and relief of debtors, and general principles of equity, and, to Seller’s Knowledge, represents a valid, binding and enforceable obligation of each of the other parties thereto, except as the enforceability of such obligation may be similarly limited; and (b) there exists no material breach or material default (or event that with notice or the lapse of time, or both, would constitute a material breach or material default) on the part of Seller, or, to Seller’s Knowledge, on the part of any other party thereto under any Material Business Contract or Material Allocable Shared Contract (solely as such Material Allocable Shared Contract relates to the Business).

3.8           Intellectual Property.

3.8.1              Set forth on Schedule 3.8.1 is a list, as of the date hereof, of all material owned Registered Business Intellectual Property, excluding registered Copyrights.

3.8.2              Except as disclosed on Schedule 3.8.2 and assuming receipt of all Consents listed on Schedule 3.3, to Seller’s Knowledge, no material item of owned Business Intellectual Property is subject to any proceeding or outstanding decree, order or judgment materially restricting the transfer thereof, or the use thereof in connection with the operation of the Business as currently conducted, by Seller, or which may affect, in any material respect, the validity or enforceability thereof.

3.8.3              Except as disclosed on Schedule 3.8.3, to Seller’s Knowledge, Seller owns or has the right to use each material item of Business Intellectual Property free and clear of any Encumbrances (excluding non-exclusive licenses and ordinary-course contractual restrictions to which Seller is subject), other than Permitted Encumbrances and other than the Encumbrances listed on Schedule 3.5.1.  To Seller’s Knowledge, the operation of the Business as currently conducted does not infringe or misappropriate the Intellectual Property rights of any third party and, except as disclosed on Schedule 3.8.3, as of the date hereof, Seller has not received any written claims or threats from third parties alleging any such infringement or misappropriation.

3.9           Tax Matters.

3.9.1              Seller has filed or caused to be filed all federal, state, local and other Tax Returns it was required to file with respect to the operation of the Business, and all such Tax Returns are correct in all material respects.  All Taxes owed by Seller with respect to the Transferred Assets or the Business which are due and payable have been properly accrued or paid.  Except for Permitted Encumbrances, there are no Encumbrances for Taxes on any of the Transferred Assets.  Seller and its Affiliates have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other payee of the Business, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

3.9.2              There is no material dispute or claim concerning any liability for Taxes owed by Seller with respect to the Transferred Assets or the Business either (A) claimed or raised by any taxing authority in writing or (B) as to which Seller has Knowledge based upon personal contact with any agent of such taxing authority.

3.9.3              Neither Seller nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, to the extent relating to the Transferred Assets or the Business.

3.9.4              Seller has not been a party to any “listed transaction,” as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).

3.10           Absence of Changes or Events.  From the Balance Sheet Date through and including the date hereof, Seller has not, with respect to the Business:

(a)           sold, assigned or transferred any of its material assets, other than in the ordinary course of business consistent with past practice;

(b)           suffered any damage, destruction or loss, whether or not covered by insurance, of any item carried on its books of account at more than $10,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility services required to conduct the Business;

(c)           increased the salaries or other compensation of the Business Employees except in the ordinary course of business, consistent with past practice, or made any material change in the employment policies, procedures and plans applicable to such employees; or

(d)           experienced any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, a Material Adverse Effect.

3.11           Insurance.  Seller or its Affiliates maintain insurance in respect of the Transferred Assets and the Business covering such risks, in such amounts, with such terms and with such insurers as Seller or such Affiliates have determined is appropriate in light of the Business and consistent with industry practice (such insurance, the “Business Insurance Policies”).  All of the Business Insurance Policies are in full force and effect.  Seller is not in default with respect to any material provision contained in any such Business Insurance Policy held by or on behalf of it.  Seller has not received any notice of cancellation or non-renewal of any such Business Insurance Policy.

3.12           Employee Benefit Plans.

3.12.1              Set forth on Schedule 3.12 is a complete and correct list, as of the date hereof, of each material Employee Benefit Plan.  Copies of all written Employee Benefit Plans have been made available to Buyer.  There is not now in effect or to become effective after the date of this Agreement and until the Closing Date, any new Employee Benefit Plan or any amendment to an existing Employee Benefit Plan which, in either case, will materially affect the benefits of Business Employees (other than customary merit and performance pay increases and other than as required by Legal Rules) and that will on or after the Closing Date impose liability on Buyer.

3.12.2              Each Employee Benefit Plan has been administered in compliance without material exception with its own terms and, where applicable, with ERISA, the Code and any other Legal Rules.

3.12.3              Each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to Seller’s Knowledge, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination.

3.12.4                Seller does not contribute to and is not required to contribute to, and within the past five (5) years has not contributed to or been required to contribute to, any Multiemployer Plan with respect to Business Employees.

3.12.5                All contributions, premium payments and other payments due from Seller on behalf of the Business Employees under each Employee Benefit Plan has been paid in a timely manner, and all additional contributions, premium payments and other payments due from Seller on or before Closing shall have been paid by that date.

3.12.6                There is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, audit, inquiry or investigation pending or, to the knowledge of Seller, threatened by any Business Employee with respect to any Employee Benefit Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Employee Benefit Plan.

3.12.7                Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby either will give rise directly or indirectly to an accelerated payment or accelerated vesting under an Employee Benefit Plan on behalf of any Business Employee that would be characterized as an “excess parachute payment” within the meaning of Code Section 280G(b)(1).

3.12.8                No Employee Benefit Plan is a “multiple employer plan” or any plan described in Code Section 413.

3.13           Labor Matters.

3.13.1              Schedule 3.13.1 lists all Business Employees as of the date set forth on such schedule, including any such employee who is an inactive employee on paid or unpaid leave of absence or short-term disability as of such date (but excluding three employees who will be retained by Seller by mutual agreement of the parties).

3.13.2              Except as set forth on Schedule 3.13.2, as of the date hereof, there is not pending or, to Seller’s Knowledge, threatened against the Business, any material labor dispute, picketing, lockout, strike, work slow-down or stoppage, and the Business has not experienced any such material labor dispute, picketing, lockout, strike, work slow-down or stoppage within the twelve (12) months preceding the date of this Agreement.  Except as set forth on Schedule 3.13.2, Seller, with respect to the Business, is in compliance in all material respects with all labor and employment Legal Rules applicable to the Business.  Except as set forth on Schedule 3.13.2, as of the date hereof, there is not pending or, to Seller’s Knowledge, threatened against the Business any material action or any order, decree or judgment relating to the employment of the Business Employees.

3.13.3              Neither Seller, nor its Affiliates have agreed to recognize any union or collective bargaining representative to represent any Business Employees and, to Seller’s Knowledge, no union or collective bargaining representative has been certified as representing any Business Employees.  To Seller’s Knowledge, as of the date hereof, there is no union campaign threatened or being conducted to attempt to gain recognition or certification of any union or collective bargaining representative with respect to any Business Employees.

3.14           Licenses; Compliance with Laws; Legal Proceedings.

3.14.1              Schedule 3.14.1 lists all material Licenses, as of the date hereof, that are held by Seller or its Affiliates.  Except as set forth on Schedule 3.14.1, each of the Licenses is in full force and effect in accordance with its terms in all material respects.  As of the date hereof, no legal action or other formal proceeding is pending or, to Seller’s Knowledge, threatened, to revoke, terminate, suspend, or cancel any of the Licenses or to impose any material forfeiture or penalty with respect to any of the Licenses.

3.14.2              The Business is in compliance, in all material respects, with all applicable Legal Rules.

3.14.3              Schedule 3.14.3 contains a complete and correct list, as of the date hereof, of all suits, claims, actions, arbitrations, judgments, orders, injunctions, decrees, awards and investigations pending or, to Seller’s Knowledge, threatened, which would reasonably be expected to materially and adversely affect the Business.

3.15           Environmental Matters.  Except as disclosed on Schedule 3.15:

3.15.1              To Seller’s Knowledge, the Owned Real Property is in compliance, in all material respects, with all Environmental Laws applicable to the Owned Real Property.

3.15.2              As of the date hereof, Seller has not received any written notice of any action by any Governmental Authority alleging Seller is not in compliance under any Environmental Law with respect to the Business or the condition of the Owned Real Property which action has not been resolved and for which all payments, fines or other amounts payable in connection therewith have not been paid in full.

3.15.3              Seller has not transported or arranged for the treatment, storage or disposal of any Hazardous Substances at any parcel of Real Property in connection with the ownership and operation of the Business that has resulted in a material Liability which has not been resolved and for which all payments, fines or other amounts payable in connection therewith have not been paid in full.

3.15.4              Notwithstanding any other provision of this Agreement, the parties to this Agreement acknowledge and agree that the representations and warranties contained in this Section 3.15 are the only representations and warranties given by Seller with respect to environmental matters or compliance with Environmental Laws, and no other provision of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

3.16           Accounts Receivable.  All accounts receivable reflected on the Balance Sheet, and all accounts receivable of the Business acquired by the Seller or arising subsequent to the Balance Sheet Date but before the date hereof, (i) have been acquired or have arisen only in the ordinary course of business, consistent with past practice, (ii) to Seller’s Knowledge are collectible in the face value thereof using normal collection procedures (net of the reserve for doubtful accounts set forth in the Balance Sheet), and (iii) to Seller’s Knowledge, are not subject to defenses, set-offs or counterclaims.  All of such accounts receivable are generally due within thirty (30) days after being accrued on the books of the Seller.  The reserve for doubtful accounts contained in the Balance Sheet has been determined consistent with past practices of Seller and in conformity with generally accepted accounting principles, consistently applied with past practice.

3.17           Inventory.  All Inventory (net of reserves on the Balance Sheet) is being transferred “as-is” but is all of a quality usable or saleable in the ordinary course of business consistent with past practice, and are in quantities sufficient to service the operations of the Business in the ordinary course and consistent with past practices and at the current level of the operations of the Business.  All of the Inventory of the Seller reflected on the Balance Sheet was purchased new by the Seller.  The values at which inventories are shown on the Balance Sheet have been determined in accordance with the customary valuation policy of the Business and in accordance with generally accepted accounting principles consistently applied.  Since January 1, 2012, Seller has continued to replenish the inventory of the Business in a normal and customary manner consistent with past practices prevailing in the Business, and has not made any material change in its inventory policies or procedures.  The level of Inventory at the Closing will be consistent with the then current level of the operations of the Business.

3.18           No Undisclosed Liabilities.  Neither Seller nor any of its Affiliates has any material Liability in respect of the Business, except for Liabilities which (a) are reflected or reserved for on the face of the Balance Sheet, (b) are included in the calculation of the Adjustment Liabilities, or (c) have arisen since the Balance Sheet Date in the ordinary course of business.

3.19           Transactions with Affiliates.  Except to the extent disclosed in the Financial Statements or the notes thereto or as set forth on Schedule 3.19, and except with respect to certain customary corporate overhead services provided by the corporate, division or regional offices of Seller or its Affiliates, Seller is not a party to any material business arrangement or material business relationship with any of its Affiliates with respect to the Transferred Assets or operation of the Business, and none of its Affiliates owns any material property or material right, tangible or intangible, that is used in Seller’s operation of the Business (other than in its capacity as a direct or indirect holder of Seller’s equity or debt).

3.20           Bonds; Letters of Credit.  As of the date hereof, there are no material construction, fidelity, performance, or other bonds, guaranties in lieu of bonds or letters of credit posted by Seller or its Affiliates in connection with Seller’s operation or ownership of the Business.

3.21           Suppliers.  Except as set forth on Schedule 3.21, all of Seller’s Contracts with its ink and newsprint suppliers are in full force and effect and Seller has not received any written notification from any such supplier seeking to terminate any such Contract.

3.22           Brokers of Seller.  There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller or its Affiliates who might be entitled to any fee, commission or reimbursement of expenses for which Buyer or its Affiliates will be responsible or have any Liability as a result of the transactions contemplated by this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1           Organization, Standing and Authority.  Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware.   Buyer is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing under the Legal Rules of each jurisdiction in which the nature of its activities makes such qualifications necessary.

4.2           Authorization and Binding Obligation.  Buyer has the corporate power and authority to execute and deliver this Agreement and all Related Agreements to which it is a party and to carry out and perform all of its obligations under the terms of this Agreement and the Related Agreements to which it is a party.  The execution and delivery of, and performance of the obligations contained in, this Agreement and the Related Agreements to which Buyer is a party and the transactions contemplated hereby and thereby have been, or solely with respect to the Related Agreements to which it is a party as of the Closing will be, duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been, and all Related Agreements to which it is a party as of the Closing will be, duly executed and delivered by Buyer, and this Agreement constitutes, and the Related Agreements will, as of the Closing, constitute, the valid and legally binding obligation of Buyer, enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar Legal Rules affecting the enforcement of creditors’ rights generally, and as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding thereof may be brought.

4.3           Absence of Conflicting Terms; Consents.  Except as would not materially impair the ability of Buyer to perform its obligations under this Agreement and the Related Agreements to which it is a party, the execution, delivery and performance by Buyer of this Agreement and of the Related Agreements to which it is a party (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of, notice to, or filing with, any Governmental Authority; (b) will not conflict with any provision of the certificate of incorporation of Buyer, or the bylaws of Buyer; (c) will not in any material way conflict with, result in a material breach of, or constitute a material default under any Legal Rule applicable to Buyer; and (d) will not conflict with, constitute grounds for termination of, result in a material breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material Contract, license or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not perform hereunder or acquire or operate the Transferred Assets.

4.4           Availability of Funds.  Buyer will have at the Closing the financial capability to enable it to consummate the transactions contemplated by this Agreement.  Buyer acknowledges and agrees that it shall be Buyer’s obligation to have funds on hand at the Closing sufficient to enable Buyer to pay the Purchase Price and Buyer’s consummation of the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to (a) Buyer’s consummation of any financing arrangements or Buyer’s obtaining of any financing or (b) the availability, grant, provision or extension of any financing to Buyer. Buyer will ensure that, after the Closing, Buyer will have the financial capability to enable it to perform all of its obligations under, and to make all payments required to be made by it under, this Agreement (including as provided in Schedule 5.5) and the Related Agreements.

4.5           Regulatory Matters.  There are no facts relating to Buyer (or an Affiliate thereof) under any Legal Rule that would disqualify it (or any Affiliate or assignee thereof) from obtaining control of the Business or the ownership of the Transferred Assets or that would prevent, delay or limit it (or any Affiliate or assignee thereof) from consummating the transactions contemplated by this Agreement.

4.6           Brokers of Buyer.  There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer or its Affiliates who might be entitled to any fee, commission or reimbursement of expenses for which Seller or its Affiliates will be responsible or have any Liability as a result of the transactions contemplated by this Agreement.

5.	CERTAIN COVENANTS OF THE PARTIES

5.1           Conduct of the Business Prior to Closing.  Except (a) as required by Legal Rules, (b) as contemplated by this Agreement, or (c) as consented to by Buyer (which consent shall not be unreasonably withheld or delayed), between the date hereof and the Closing Date, Seller shall operate the Business in a manner substantially consistent with Seller’s current practices (subject to, and except as modified by, compliance with the following negative and affirmative covenants):

5.1.1              Negative Covenants.  Seller shall not do any of the following between the date hereof and the Closing Date:

(xix)           enter into, materially amend, materially modify or terminate (except by reason of a contractually specified termination date or due to a default of the other party thereunder) any Material Business Contract or Material Allocable Shared Contract (solely with respect to the Business), except in the ordinary course of business;

(xx)           sell, assign, lease, swap or otherwise transfer or dispose of any material asset that would otherwise constitute part of the Transferred Assets, except for such assets consumed or disposed of in the ordinary course of business (and provided that nothing herein shall prohibit or restrict the payment by Seller of cash dividends);

(xxi)          create, assume or permit to exist any Encumbrance upon the Transferred Assets, other than Permitted Encumbrances;

(xxii)         increase annual compensation for Business Employees, except for (a) customary merit or seniority increases for qualifying employees or otherwise in accordance with the terms of any employment Contract or with the employee policies of Seller or its Affiliates and (b) changes to existing Employee Benefit Plans or implementation of new Employee Benefit Plans that in either case do not impose any Liability upon Buyer; or

(xxiii)        waive any material right relating to the Business or the Transferred Assets.

5.1.2              Affirmative Covenants.  Seller shall do the following between the date hereof and the Closing Date:

(xxiv)        use commercially reasonable efforts to preserve and maintain in all material respects the goodwill of the Business and the current relationships of Seller with employees, independent contractors, customers, suppliers and others with significant and recurring business dealings with the Business, except for the termination of such relationships in the ordinary course of business;

(xxv)         maintain the insurance coverage set forth in the Business Insurance Policies with respect to the Business and the Transferred Assets (or comparable replacement coverage); and

(xxvi)        comply in all material respects with all Legal Rules applicable to the operation of the Business.

5.2           Consents and Replacement Agreements.

5.2.1              Between the date hereof and the Closing Date, Buyer and Seller shall make appropriate requests and shall use commercially reasonable efforts to obtain any Consents with respect to the Business Contracts and Allocable Shared Contracts set forth on Schedule 3.3 (which requests shall include a request that Seller and its Affiliates be unconditionally released from all Liabilities (including all guarantees, bonds or sureties) relating to the Business Contracts or the Shared Contract Rights and the Shared Contract Liabilities attributable to the period after the Adjustment Time), and Buyer and Seller shall use commercially reasonable efforts to obtain such releases.  If any Business Contract or Allocable Shared Contract requires Buyer to assume such Contract or the Liabilities of Seller or its Affiliates thereunder in connection with the consummation of the transactions contemplated by this Agreement, Buyer shall, effective as of the Adjustment Time, assume any such Contract and Liabilities pursuant to an instrument reasonably acceptable to all parties thereto.  Buyer, on the one hand, and Seller, on the other hand, shall each be responsible for and pay one-half of all administrative or processing fees imposed by any Person pursuant to the terms of the relevant Business Contract or Allocable Shared Contract or otherwise as a condition to processing any Consent or Replacement Contract requests.  If, notwithstanding its commercially reasonable efforts, Seller is unable to obtain one or more of the Consents involving a Business Contract or Allocable Shared Contract, Seller, in its sole discretion, may either assign the Business Contract or the Shared Contract Rights and the Shared Contract Liabilities (with respect to Allocable Shared Contracts) to Buyer notwithstanding the absence of a Consent therefor or use commercially reasonable efforts to cooperate with Buyer in effecting a commercially reasonable arrangement under which Buyer shall receive benefits, and pay and perform Seller’s and Seller’s Affiliates obligations, under the Business Contract or corresponding to the Shared Contract Rights (with respect to an Allocable Shared Contract) from and after the Adjustment Time; provided that, notwithstanding anything in this Agreement to the contrary, Seller shall not be liable or have any further responsibility to Buyer for the failure of such Consents to be obtained, and, in connection with any such assignment or arrangement, Seller shall not be responsible for any Liabilities relating to such assignment or arrangement or the Shared Contract Rights and Shared Contract Liabilities, and Buyer shall indemnify and hold harmless Seller from and against any Losses arising out of or related to any such Liabilities.  Except as expressly set forth in Section 5.2.2, nothing in this Section 5.2.1 shall require the expenditure or payment of any funds (other than in respect of normal and usual attorney’s fees, administrative fees, processing fees, filing fees or other normal costs of doing business) or the giving of any other consideration by Buyer or Seller or any adjustment to the Purchase Price.

5.2.2              Seller and Buyer agree that if, in connection with the process of obtaining any Consent, a Governmental Authority or other Person purports to require any adverse condition, change or additional or different adverse terms to a License, Business Contract or Allocable Shared Contract to which such Consent relates as a requirement for such Governmental Authority or other Person granting its Consent, Seller may accept any such conditions, changes or additional or different terms without Buyer’s consent or approval so long as (a) any conditions, changes or additional or different terms would not reasonably be expected to materially and adversely affect the Business or Buyer, (b) any requirement that Buyer or its Affiliates provide a guarantee or other surety for the performance of Buyer’s obligations under any such License, Business Contract or Allocable Shared Contract is similar as that which Seller is required to provide as of the date hereof or is customary in the industry for newspaper publishing similarly situated to Buyer in terms of size and financial and operating qualifications or (c) any conditions, changes or additional or different terms are customary in the industry for newspaper publishing similarly situated to Buyer in terms of size and financial and operating qualifications.  Buyer agrees that any of such conditions, changes or additional or different terms falling within any of clauses (a), (b) or (c) of the previous sentence shall be deemed commercially reasonable for purposes hereof, and Buyer shall cause its Affiliates to provide any guarantee or other surety for the performance of Buyer’s obligations contemplated in clause (b) above.

5.2.3              Buyer shall promptly furnish to any Person from whom a Consent for a License, Business Contract or Allocable Shared Contract is requested such complete and correct information regarding Buyer and its Affiliates, including financial information concerning Buyer and its Affiliates and other information relating to the newspaper and other media operations of Buyer and its Affiliates, as a Person may reasonably require in connection with obtaining any Consent for a License, Business Contract or Allocable Shared Contract, and Buyer shall promptly furnish to Seller a copy of any such information provided to a Person, and any other information concerning Buyer and its Affiliates as Seller may reasonably request in connection with obtaining any such Consent.

5.2.4              Buyer agrees that if any Consent related to a License, Business Contract or Allocable Shared Contract that includes a guarantee (including any continuing Liability as assignor), bond or surety by Seller or its Affiliates of any of Seller’s or its Affiliates’ Liabilities or performance thereunder does not include an unconditional release thereof, from and after the Adjustment Time, Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any and all Losses arising out of any such guarantee, bond or surety arising after the Adjustment Time.

5.3           Tax Matters.

5.3.1              Seller and Buyer shall provide each other with such cooperation and information as either of them may reasonably request in preparing and filing any Tax Return, determining or contesting a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities.  Seller and Buyer shall make their respective officers, employees, agents and representatives available on a basis mutually convenient to Buyer and Seller, to provide explanations of any documents or information provided hereunder.  Seller and Buyer shall each retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Transferred Assets for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, or (b) six (6) years following the due date (without extension) for filing such Tax Returns.

5.3.2              Buyer and Seller shall each be responsible for one-half of all sales, use, transfer and purchase Taxes and fees, filing fees, recordation fees and application fees, if any, arising out of the transfer of the Transferred Assets pursuant to this Agreement.

5.4           Bonds; Letters of Credit.  Buyer shall take all steps and execute and deliver all documents to ensure that, on the Closing Date, Buyer (or, if requested, an Affiliate of Buyer) has delivered such bonds, letters of credit, indemnity agreements and similar instruments in such amounts and in favor of such Persons requiring the same in connection with the Licenses, Business Contracts and Allocable Shared Contracts.

5.5           Covenants Regarding Employee Matters.

5.5.1              On or prior to December 23, 2012 (the “Hire Date”), effective as of the Hire Date, Buyer shall, or shall cause its Affiliates to, offer employment in connection with the ownership and operation of the Business to each Business Employee identified on Schedule 3.13.1, as updated by Seller prior to the Closing Date and prior to the Hire Date.  Each such Business Employee who accepts Buyer’s offer of employment shall be considered a “Transferred Employee” as of the Hire Date; provided, however, that Buyer shall not be obligated to continue to employ any Transferred Employee for any specific period of time following the Hire Date, subject to applicable Legal Rules.  Seller’s and Buyer’s obligations with respect to the Business Employees shall be as set forth in Schedule 5.5, and the terms and conditions of employment offered to each Business Employee shall be consistent with the terms and conditions set forth therein.

5.5.2              Each of this Section 5.5 and Schedule 5.5 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other Person, including, without limitation, any current, former or retired employee of Seller or spouse or dependents of such Persons.

5.6           Access to Properties, Books and Records.

5.6.1              Subject to the letter agreement between Buyer and Media General, Inc. dated April 10, 2012 (the “Confidentiality Agreement”) and to the extent permitted by Legal Rules, Seller agrees that on and after the date hereof, during normal business hours, it shall permit Buyer and its authorized agents and representatives reasonable access, upon reasonable notice and during normal business hours, to the Transferred Assets and Seller’s books, records and documents to the extent related to the Business and the Transferred Assets.  Any examination or request for information shall be conducted in such a manner so as not to interfere with the business or operations of Seller or its Affiliates.

5.6.2              Buyer agrees that on and after the Closing, during normal business hours, it shall permit Seller and its auditors and attorneys, through their authorized representatives, to have access to and to examine all books, records and documents provided by Seller to Buyer in connection with the transactions contemplated by this Agreement and reasonably related to events occurring prior to the Closing.  Any examination or request for information shall be conducted in such a manner so as not to interfere with the business or operations of Buyer or its Affiliates.

5.6.3              Each party shall direct its representatives to render any assistance which the other party may reasonably request in examining or utilizing records referred to in this Section 5.6.  Each party agrees to preserve all files and records which are subject to this Section 5.6 for a period of three (3) years after the Closing Date; provided, however, that each party may destroy or otherwise dispose of any such records during such three (3) year period after first giving thirty (30) days’ notice thereof to the other party, and within thirty (30) days of receipt of such notice, such other party may cause to be delivered to it the records intended to be destroyed, at such other party’s expense.

5.7           Confidentiality.  The terms of the Confidentiality Agreement are hereby incorporated by reference.  The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate with respect to the Evaluation Materials (as defined in the Confidentiality Agreement) exclusively relating to the Business, the Transferred Assets, the Assumed Liabilities and transactions contemplated by this Agreement, and all other provisions of the Confidentiality Agreement shall continue in full force and effect in all respects.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in all respects.

5.8           Further Actions; Cooperation.  Subject to the other provisions of this Agreement, which may impose additional or different obligations, Seller and Buyer shall each use commercially reasonable efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to satisfy as soon as practicable all of the conditions required to be satisfied by it hereunder and to consummate the transactions contemplated hereby as expeditiously as possible.  Each of Seller and Buyer further understands and agrees that it shall not take, or cause or permit to be taken (including by any Affiliate), any action that is materially inconsistent with the terms of this Agreement, nor shall a party take, or cause or permit to be taken (including by any Affiliate) any action that might delay or hinder the timely consummation of the transactions contemplated hereby.

5.9           Use of Certain Words, Trademarks and Tradenames. Whether or not Buyer has obtained, directly or indirectly, any right, title or interest in or to the use of the words listed on Exhibit A hereto by virtue of Buyer’s purchase of the Assets, Seller shall not use the words listed on Exhibit A hereto, or any derivative thereof, on or after the Closing Date without the prior written approval of Buyer.  In addition, Seller shall not use any trademark, logo or tradename of the names listed on Exhibit A hereto, or any trademarks, logos or tradenames that are confusingly similar thereto or that are a translation or transliteration thereof into any language or alphabet, on any of its signs, products, correspondence, forms, manuals, shipping cartons, buildings or vehicles, or in any other manner whatsoever, on or after the Closing Date, unless Buyer has abandoned such trademark, logo or tradename listed on Exhibit A.

5.10           No Solicitation.  Seller shall not, and shall direct each of their respective affiliates, shareholders, directors, officers, employees, representatives or agents not to, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any non-public information to, any person concerning any merger, sales of substantial assets, sales of shares of capital stock or similar transactions involving the Business, or enter into any agreement with respect thereto.

5.11           Collection of Accounts Receivable; Inventory.  From and after the Closing, Buyer shall have the right and authority to collect for its own account all Accounts Receivable and other related items that are included in the Assets, and to endorse with the name of Seller any checks or drafts received with respect to any Accounts Receivable or such other related items.  Seller shall promptly deliver to Buyer any cash or other property received directly or indirectly by it with respect to the Accounts Receivable and such other related items.  Seller will reasonably cooperate with Buyer if Buyer chooses to conduct a physical inventory of the Business within two (2) business days of the Closing Date.

5.12           Seller Non-Competition; Non-Solicitation.  In consideration for any and all amounts received by Seller in connection with the transactions contemplated by this Agreement, including, without limitation, the Purchase Price, Seller agrees to the covenants set forth in this Section 5.12.  Seller agrees and acknowledges that such covenants have induced the Buyer to enter into this agreement and consummate the transactions contemplated hereby.

5.12.1              Non-Competition. Seller covenants and agrees that, during the three (3) year period following the Closing Date (the “Restricted Period”), Seller shall not, directly or indirectly through an Affiliate, individually or jointly, compete with the Business by operating a print newspaper within the Tampa MSA or acquire an ownership interest in any Person engaged in competition with the Business by operating a print newspaper within the Tampa MSA (other than a passive, less than five percent (5%) interest in any Person which is publicly traded on a national stock exchange or an over-the-counter market).

5.12.2              Non-Solicitation. During (a) the Restricted Period, with respect to any manager or sales representative of Seller, and (b) during the one (1) year period following the Closing Date, with respect to all other employees of Seller, and in the cases of both clause (a) and clause (b), which manager, sales representative or employee was employed by Seller in connection with the Business prior to the Closing Date and has agreed to be, or has been, leased, employed or retained by Buyer after the Closing Date, Seller shall not, directly or indirectly through an Affiliate, encourage, solicit or induce, or in any manner attempt to encourage, solicit or induce, any such Person to terminate such Person’s employment with Buyer, unless (i) Seller has obtained Buyer’s prior written consent, (ii) such individual was terminated by Buyer, or (iii) the individual is responding to a general employment solicitation to the public that does not target any such employees of Buyer, in which each such case the provisions of this Section 5.12.2 shall not apply with respect to such employee.

5.12.3              Non-Disparagement. Seller agrees that, except as required by applicable law, or compelled by process of law, during the Restricted Period, neither Seller, nor any officer of Seller acting within the scope of such individual’s employment with Seller, shall make any derogatory or disparaging statement about Buyer, its Affiliates or the Business, it being understood that bona fide news or editorial coverage shall not be construed to violate this covenant (e.g., bona fide news or editorial coverage by any of Seller’s broadcast television stations).

5.12.4              Blue Pencil.  If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 5.12 unenforceable, the other provisions of this Section 5.12 shall nevertheless stand, and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

5.12.5              Injunctive Relief.  Without intending to limit the remedies available to the Buyer, Seller acknowledges that a breach of any of the covenants contained in this Section 5.12 may result in material irreparable injury to the Buyer or its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Buyer shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of this Section 5.12, restraining Seller from engaging in activities prohibited by this Section 5.12 or such other relief as may be required specifically to enforce any of the covenants in this Section 5.12.

5.13           Buyer Non-Solicitation; Non-Disparagement.  As additional consideration for the sale of the Transferred Assets to Buyer connection with the transactions contemplated by this Agreement, Buyer agrees to the covenants set forth in this Section 5.13.  Buyer agrees and acknowledges that such covenants have induced the Seller to enter into this Agreement and consummate the transactions contemplated hereby.

5.13.1              Non-Solicitation.  During (a) the Restricted Period, with respect to any manager or sales representative of Seller, and (b) during the one (1) year period following the Closing Date, with respect to all other employees of Seller (but excluding, in the cases of both clause (a) and clause (b), any offers of employment to the Business Employees contemplated by Section 5.5), Buyer shall not, directly or indirectly through an Affiliate, encourage, solicit or induce, or in any manner attempt to encourage, solicit or induce, any such Person to terminate such Person’s employment with Seller, unless (i) Buyer has obtained Seller’s prior written consent, (ii) such individual was terminated by Seller, or (iii) the individual is responding to a general employment solicitation to the public that does not target any such employees of Seller, in which each such case the provisions of this Section 5.13.1 shall not apply with respect to such employee.

5.13.2              Non-Disparagement.  Buyer agrees that, except as required by applicable law, or compelled by process of law, during the Restricted Period, neither Buyer, nor any officer of Buyer acting within the scope of such individual’s employment with Buyer, shall make any derogatory or disparaging statement about Seller, its Affiliates or their respective businesses, it being understood that bona fide news or editorial coverage shall not be construed to violate this covenant (e.g., bona fide news or editorial coverage by any of the Newspapers).

5.13.3              Blue Pencil.  If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 5.13 unenforceable, the other provisions of this Section 5.13 shall nevertheless stand, and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

5.13.4              Injunctive Relief.  Without intending to limit the remedies available to the Seller, Buyer acknowledges that a breach of any of the covenants contained in this Section 5.13 may result in material irreparable injury to the Seller or its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Seller shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of this Section 5.13, restraining Buyer from engaging in activities prohibited by this Section 5.13 or such other relief as may be required specifically to enforce any of the covenants in this Section 5.13.

5.14           Transition Costs.  For the avoidance of doubt, Buyer will be responsible for all capital expenditures and other IT and machinery costs that will need to be incurred to separate the Business from Seller’s operations (including, without limitation, software licenses for various applications, servers, network infrastructure, a gripper machine, and certain other hardware and software).

5.15           Covenants Relating to Real Property.

5.15.1              Breezeway.  After the Closing, each of Seller and Buyer (and their respective employees and guests) will have mutual ingress and egress rights and an easement to use the sidewalk that crosses from the street between the building located at 202 S. Parker Street, Tampa, Florida, which houses The Tampa Tribune newspaper, and the building located at 200 S. Parker Street, Tampa, Florida, which houses Seller’s television station, WFLA-TV, Tampa, Florida.  Each of Seller and Buyer will be responsible for the joint maintenance of the sidewalk and breezeway, sharing all costs equally.  The parties intend that these rights and easements “run with the land,” and that the maintenance obligations continue with respect to a party so long as such party is enjoying the benefits of such rights and easements.  After the Closing, the parties will jointly prepare and file any necessary documents with the applicable real estate recording offices to document the foregoing.

5.15.2              Tax Parcel Split.  Reference is made to the ATLA/ACSM Land Title Survey Boundary Survey prepared by Heidt & Associates, Inc. dated 101[sic]-03-2002 (the “Survey”).  After giving effect to the Closing, Buyer shall be the owner of the real estate parcel located at 202 S. Parker Street, Tampa, Florida (i.e., the Tampa Tribune building parcel, denominated as “Not Included” in the Survey), and Seller shall continue to be the owner of the real estate parcel located at 200 S. Parker Street, Tampa, Florida (i.e., the WFLA-TV building parcel, denominated as “Parcel No. 2” in the Survey).  These two adjacent legal parcels are currently part of a single tax parcel (Tax Parcel ID# 1944595-0000).  After the Closing, each of Buyer and Seller shall cooperate in good faith to make the necessary filings with the appropriate Governmental Authorities and take other actions necessary to complete the split of the single tax parcel into two separate tax parcels as soon as practicable after the Closing, including a division of the taxes and assessments against the two parcels, and to diligently pursue the same.  Buyer and Seller shall each be responsible for one-half of all costs incurred in establishing the parcels as separate tax parcels for tax and assessment purposes, including any application, filing, recordation and similar fees.  Until the single tax parcel has been divided into two separate tax parcels by the relevant Governmental Authorities, the tax bill for the tax parcel for the current tax period, and possibly subsequent tax periods, may include both real estate parcels.  Until such division is made, (i) Buyer shall be responsible for its percentage (based on the relative overall square footage of each parcel) of all real estate taxes that are assessed against the single tax parcel for any period (or portion thereof) including the Adjustment Time or thereafter; (ii) Seller shall promptly provide Buyer with a copy of any tax bill for which Buyer is responsible for any real estate taxes in accordance with the preceding sentence, (iii) Buyer shall promptly remit to the relevant Governmental Authority its full share of any real estate taxes no later than the due date shown on such bill; and (iv) each of Seller and Buyer shall be responsible for the timely payment to the relevant Governmental Authority of its respective portion of all taxes due and owing under such tax bill.

5.16           Post-Closing Performance of Buyer’s Obligations.  In order to ensure that, after the Closing, Buyer will have the financial capability to enable it to perform all of its obligations under, and to make all payments required to be made by it under, this Agreement (including pursuant to Schedule 5.5) and the Related Agreements, Buyer agrees as follows: during the one hundred eighty (180) days following the Closing Date, Buyer shall (a) retain ownership of the Transferred Assets and shall not transfer any of the Transferred Assets to any other Person; and (b) do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a corporation and shall not otherwise seek to effect a termination of such existence, or any liquidation or dissolution of Buyer.  A collateral assignment of the Transferred Assets (other than the Leased Real Property and the Owned Real Property) to Accord Financial, Inc. will not, by itself, violate this covenant.

5.17           Certain Arrangements between The Tampa Tribune/TBO.com and WFLA-TV.  The parties covenant and agree to perform the arrangements set forth in Schedule 5.17.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLER TO CLOSE

6.1           Conditions Precedent to Obligations of Buyer to Close.  The obligations of Buyer to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, by Buyer to the extent permitted by applicable Legal Rules:

6.1.1              Representations and Warranties of Seller.  The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing Date, as though made on the Closing Date (except for representations or warranties which expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a Material Adverse Effect.

6.1.2              Seller’s Covenants and Conditions.  Seller shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.1.3              No Injunction.  On the Closing Date there shall be no effective injunction, preliminary restraining order or any other order of any nature issued by a court of competent jurisdiction directing that the Closing not be consummated.

6.1.4              Deliveries.  Seller shall have made or stand willing and able to make all the deliveries to Buyer set forth in Section 7.2.

6.2           Conditions Precedent to Obligations of Seller to Close.  The obligations of Seller to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, by Seller to the extent permitted by applicable Legal Rules:

6.2.1              Representations and Warranties of Buyer.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on the Closing Date (except for representations or warranties which expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

6.2.2              Buyer’s Covenants and Conditions.  Buyer shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.2.3              No Injunction.  On the Closing Date there shall be no effective injunction, preliminary restraining order or any other order of any nature issued by a court of competent jurisdiction directing that the Closing not be consummated.

6.2.4              Deliveries.  Buyer shall have made or stand willing and able to make all the deliveries set forth in Section 7.3.

7.	CLOSING AND CLOSING DELIVERIES

7.1           Closing.

7.1.1              Closing Date.  Subject to satisfaction (or, to the extent permitted by Legal Rules, waiver) of the closing conditions described in Article 6, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on October 8, 2012, or such other Business Day as Seller and Buyer mutually agree (such date on which the Closing occurs, the “Closing Date”).

7.1.2              Closing Place.  The Closing shall be held at the offices of Seller, Richmond, Virginia, commencing at 10:00 a.m. on the Closing Date, or at such other time and location as Seller and Buyer mutually agree.

7.2           Deliveries by Seller.  Prior to or at the Closing, Seller shall deliver to Buyer the following, in form and substance consistent with the terms of this Agreement and reasonably satisfactory to Buyer and its counsel:

7.2.1              Transfer Documents.  A duly executed bill of sale and assignment, in a customary form as reasonably agreed by the parties (the “Bill of Sale”), limited or special (but not general) warranty deeds (subject to Permitted Encumbrances and consistent with the limited representations and warranties of Seller set forth in this Agreement), motor vehicle titles and assignments providing for the transfer of the Transferred Assets, which shall include assignments and assumptions of rights in and to Business Intellectual Property to be delivered by Seller in a customary form as reasonably agreed by the parties (the “Assignment of Business Intellectual Property”);

7.2.2              New Port Richey Lease.  A duly executed lease between Media General Operations, Inc. and Buyer for the property located at 6214 U.S. Highway 19 in New Port Richey, Florida (the “New Port Richey Lease”);

7.2.3              Assumption Agreement.  A duly executed assumption agreement, in a customary form as reasonably agreed by the parties (the “Assumption Agreement”);

7.2.4              Consents.  The originals or copies of any Consents received on or before the Closing Date;

7.2.5              Secretary’s Certificates.

(xxvii)              A certificate, dated as of the Closing Date, executed by the secretary of Media General Operations, Inc. without personal liability, certifying that the resolutions, as attached to such certificate, were duly adopted by its board of directors, authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and that such resolutions were duly adopted and remain in full force and effect; and

(xxviii)             A certificate, dated as of the Closing Date, executed by the secretary of Media General Holdings Communications, LLC without personal liability, certifying that the resolutions, as attached to such certificate, were duly adopted by its managing member authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and that such resolutions were duly adopted and remain in full force and effect;

7.2.6              Officer’s Certificate.  A certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller, certifying, without personal liability, that the conditions set forth in Sections 6.1.1 and 6.1.2 have been satisfied;

7.2.7              Good Standing Certificate.  A certificate of good standing certified by the Secretary of State of the State of Delaware, dated as of a recent date, for Seller; and

7.2.8              FIRPTA Certificate.  An affidavit stating, under penalties of perjury, Seller’s taxpayer identification number and that Seller is not a foreign person in accordance with Section 1445(b)(2) of the Code and the Treasury Regulations promulgated thereunder.

7.2.9              Lien Releases.  Evidence reasonably satisfactory to Buyer that all Encumbrances encumbering the Transferred Assets (other than Permitted Encumbrances) have been (or at the Closing will be) terminated, released or waived, as appropriate, or original instruments in form reasonably satisfactory to Buyer effecting such terminations, releases or waivers.

7.2.10              Seller Transition Services Agreement.  A duly executed transition services agreement for the provision by Seller and its Affiliates of specified services to Buyer, substantially in the form attached hereto as Exhibit B (the “Seller Transition Services Agreement”).

7.2.11              Closing Cash.  The Closing Cash, which shall be deemed delivered to Buyer at the Closing by reduction of the cash payment to be made by Buyer to Seller at Closing pursuant to Section 2.4.

7.2.12              WME Transition Services Agreements.  Duly executed transition services agreements among World Media Enterprises Inc. (“WME”), Seller and Buyer for the provision to and by Buyer, and by and to WME, of the transition services relating to the Business as set forth therein, which agreements will include a written acknowledgement by WME (in a form reasonably satisfactory to Seller) that the Transition Services Agreements among Seller and Media General, Inc. (as the recipients and providers of services) and WME (as the provider and recipient of services) dated June 25, 2012 shall no longer apply with respect to the Business or related services thereunder effective at the Closing.

7.3           Deliveries by Buyer.  Prior to or at the Closing, Buyer shall deliver to Seller the following, in form and substance consistent with the terms of this Agreement and reasonably satisfactory to Seller and its counsel:

7.3.1              Purchase Price.  The Purchase Price in cash in accordance with Section 2.4, as adjusted at the Closing in accordance with Section 2.5.1;

7.3.2              Transfer Documents.  A duly executed Assignment of Business Intellectual Property;

7.3.3              Assumption Agreement.  A duly executed Assumption Agreement, pursuant to which Buyer shall assume and undertake to perform the Assumed Liabilities;

7.3.4              New Port Richey Lease.  A duly executed New Port Richey Lease;

7.3.5              WME Transition Services Agreements.  Duly executed transition services agreements among World Media Enterprises Inc. (“WME”), Seller and Buyer for the provision to and by Buyer, and by and to WME, of the transition services relating to the Business as set forth therein, which agreements will include a written acknowledgement by WME (in a form reasonably satisfactory to Seller) that the Transition Services Agreements among Seller and Media General, Inc. (as the recipients and providers of services) and WME (as the provider and recipient of services) dated June 25, 2012 shall no longer apply with respect to the Business or related services thereunder effective at the Closing.

7.3.6              Secretary’s Certificate.  A certificate, dated as of the Closing Date, executed by Buyer’s secretary, without personal liability, certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer’s board of directors, as applicable, authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and that such resolutions were duly adopted and remain in full force and effect;

7.3.7              Officer’s Certificate.  A certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer, certifying, without personal liability, that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied; and

7.3.8              Good Standing Certificate.  A certificate of good standing certified by the Secretary of State of the State of Delaware, dated as of a recent date, for Buyer.

8.	TERMINATION

8.1           Method of Termination.  Subject to Section 8.2 and Section 8.3, this Agreement may be terminated prior to the Closing only as follows:

8.1.1              By the mutual written consent of Buyer and Seller;

8.1.2              by Buyer, at any time, provided that Buyer is not then in default or breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement, if Seller breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (a) would give rise to the failure of a condition set forth in Section 6.1.1 or 6.1.2 if such breach or failure to perform had occurred at the time scheduled for Closing and (b) such breach has not been substantially cured within thirty (30) days following Seller’s receipt of written notice thereof from Buyer or waived by Buyer;

8.1.3              by Seller, at any time, provided that Seller is not then in default or breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement, if Buyer breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (a) would give rise to the failure of a condition set forth in Section 6.2.1 or 6.2.2 if such breach or failure to perform had occurred at the time scheduled for Closing, and (b) other than with respect to a breach by Buyer of its obligation to deliver the Purchase Price at the time scheduled for Closing (as determined in accordance with Section 7.1.1), for which there shall be no cure period, such breach has not been substantially cured within thirty (30) days following Buyer’s receipt of written notice thereof from Seller or waived by Seller;

8.1.4              By Buyer on or after the date that is six (6) months after the date hereof (the “Upset Date”), if any of the conditions set forth in Section 6.1 to which the obligations of Buyer are subject (other than the conditions set forth in Section 6.1 that by their nature are to be fulfilled at the Closing) have not been fulfilled or waived, and provided that the failure to fulfill such condition is not a result of a breach of warranty or representation or non-fulfillment of any covenant or agreement by Buyer contained in this Agreement; or

8.1.5              By Seller on or after the Upset Date, if any of the conditions set forth in Section 6.2 to which the obligations of Seller are subject (other than the conditions set forth in Section 6.2 that by their nature are to be fulfilled at the Closing) have not been fulfilled or waived, and provided that the failure to fulfill such condition is not a result of a breach of warranty or representation or non-fulfillment of any covenant or agreement by Seller contained in this Agreement.

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1.1) shall give prompt written notice of such termination to the other party.  Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement or any other event that would reasonably be expected to lead to a condition to the Closing not being satisfied.

8.2           Effect of Termination.  In the event that this Agreement is validly terminated in accordance with any provision of Section 8.1, then each of Seller and Buyer shall be relieved of their duties and obligations arising under this Agreement after the effective date of such termination; provided, however, that nothing in this Section 8.2 shall (a) relieve either Seller or Buyer of any liability for any Losses resulting from a breach of this Agreement by such Person prior to or on the effective date of such termination or (b) limit the rights of either Seller or Buyer to pursue any legal or equitable remedies available to it for breach of contract or otherwise.

8.3           Other Termination Provisions.

8.3.1              Notwithstanding the foregoing, a party may not rely on the failure of any condition set forth in Article 6 to be satisfied in exercising such party’s rights under Section 8.1 if such failure was caused by such party’s breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

8.3.2              Prior to the valid termination of this Agreement in accordance with this Article 8, nothing in this Article 8 shall diminish Buyer’s or Seller’s rights to specifically enforce this Agreement and the Closing in connection with Buyer’s or Seller’s exercise of its rights under Section 10.15.

8.3.3              The obligations of the parties described in Section 10.21 (and all other provisions of this Agreement relating to expenses) and the other provisions of Article 10 shall survive any termination of this Agreement.

9.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

9.1           Representations, Warranties and Covenants.  The representations and warranties of Seller and Buyer set forth in Articles 3 and 4, respectively, shall survive the Closing until April 7, 2014; provided, however, that (i) the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.5.1, Section 3.6.1, Section 3.15, Section 4.1 and Section 4.2 shall survive until the third (3rd) anniversary of the Closing Date; and (ii) the representations and warranties of Seller set forth in Section 3.9 shall survive until the expiration of the longest applicable statute of limitations period, including extensions, applicable to the underlying claim.  The several covenants and agreements of the parties contained in this Agreement shall remain operative and in full force and shall survive until the performance by the applicable party hereto of such covenant and agreement; provided that, for the avoidance of doubt, any such covenant or agreement required to be performed prior to the Closing and actually performed prior to the Closing shall not survive the Closing.  No claim may be made against any party hereto, and no party hereto shall have any Liability to any other party hereto, arising out of or resulting from a representation, warranty, covenant or agreement contained in this Agreement after the applicable period of survival specified above, except that if a claim shall have been made by a party hereto against another party hereto prior to the expiration of the applicable period of survival specified above, then, in each case, such survival period shall be extended as it relates to such claim until such claim is finally resolved or disposed of in accordance with the terms hereof.  The parties each acknowledge and agree that the title warranty contained in the Limited Warranty Deed which Seller will execute and deliver to Buyer at Closing to effectuate the transfer of the Owned Real Property, shall in no way expand or alter any of the representations, warranties, covenants or indemnities of the Seller relating to the Owned Real Property which are contained in this Agreement.

9.2           Indemnification by Seller.  After the Closing, Seller shall indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

9.2.1              Losses resulting from any breach by Seller of any representation or warranty set forth in Article 3;

9.2.2              Losses resulting from any breach by Seller of any covenants and agreements contained in this Agreement;

9.2.3              Losses resulting from the Retained Liabilities; and

9.2.4              Losses resulting from Seller’s breach of any of its covenants or agreements contained in Schedule 5.5.

9.3           Indemnification by Buyer.  After the Closing, Buyer shall indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

9.3.1              Losses resulting from any breach by Buyer of any representation or warranty set forth in Article 4;

9.3.2              Losses resulting from any breach by Buyer of any covenants and agreements contained in this Agreement;

9.3.3              Losses resulting from the Assumed Liabilities; and

9.3.4              (a) Losses resulting from Buyer’s breach of any of its covenants and agreements contained in Schedule 5.5, relating to the provision of services to Buyer by Leased Employees during the Lease Period, or any other Losses indemnifiable by Buyer under Schedule 5.5, (b) Losses related to the employment of, or the termination of employment of, or the acts or omissions of, any Leased Employees during the Lease Period, and (c) any Losses incurred or suffered by Seller that it would not have incurred or suffered if Buyer had hired the Business Employees as of the Closing Date rather than leasing the Business Employees during the Lease Period, except, in the case of clause (b) and clause (c), to the extent such Losses (i) are attributable to Seller’s failure to comply with the covenants and agreements in Schedule 5.5, or (ii) result from intentional wrongful acts on the part of Seller, any of its Affiliates or any of its employees who are not Leased Employees during the Lease Period; provided, that Seller shall pursue any insurance recovery available for such claimed Losses through applicable insurance policies and, to the extent Buyer already has reimbursed Seller for cash payments made by Seller in respect of such claims, Seller shall pay such third-party insurance proceeds to Buyer.

9.4           Procedure for Indemnification.  The procedure for indemnification shall be as follows:

9.4.1              The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying (a) the factual basis for such claim and (b) the estimated amount of the claim.  If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given promptly by Claimant to the Indemnifying Party after written notice of such action, suit or proceeding is received by Claimant; provided, however, that the failure of the Claimant to give timely notice hereunder shall not relieve the Indemnifying Party of its obligations under this Article 9 unless, and only to the extent that, the Indemnifying Party has been materially prejudiced thereby.

9.4.2              With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable.  For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its representatives the information relied upon by the Claimant to substantiate the claim.  If the Claimant and the Indemnifying Party agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the recoverable amount of the claim, subject to the terms hereof (including Section 9.5).  If the Claimant and the Indemnifying Party do not agree to the validity and amount of such claim within such thirty (30) day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedies at law or equity, as applicable, subject to the limitations of Section 9.5.

9.4.3              With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for reasonable out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party.  If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense.  If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, then the Claimant may defend through counsel of its own choosing, subject to the right of the Indemnifying Party to assume control of or otherwise participate in the defense thereof at any time prior to the settlement, compromise or final determination thereof.  No party shall compromise or settle any third party claim, action or suit without the prior written consent of the other party; provided, however, that if such compromise or settlement relates only to monetary amounts and provides for the full and unconditional  release of the Claimant from all Liability in connection with such claim, then the Indemnifying Party may settle such claim without the Claimant’s consent as long as the Indemnifying Party is responsible for the recoverable amount of such claim (subject to the limitations of Section 9.5) and the settlement of such claim does not contain an admission of wrongdoing on the part of the Claimant.

9.5           Limitation on Indemnification; Exclusive Remedy.

9.5.1              No Indemnifying Party shall have an obligation to indemnify the Claimant under Section 9.2.1 or Section 9.3.1, and no Claimant shall make any claim under Section 9.2.1 or Section 9.3.1, unless and until the aggregate amount of such Claimant’s Losses exceeds an amount equal to Ninety Five Thousand Dollars ($95,000) (the “Deductible”), and then the Indemnifying Party shall only be liable for Losses exceeding the Deductible; provided, however, that, notwithstanding the foregoing, the Deductible shall not apply to any indemnification relating to any breach of the representations and warranties contained in Section 3.1, Section 3.2, Section 4.1 or Section 4.2, or relating to any Retained Liabilities; providedfurther, that respect to any breach of the representations and warranties contained in Section 3.5.1 or Section 3.6.1, the Deductible shall be reduced to an amount equal to Fifty Thousand Dollars ($50,000), with any amounts related to such breaches to then still count against the Deductible.

9.5.2              Notwithstanding anything to the contrary contained in this Agreement, (a) the aggregate maximum liability of either party to the other party under Section 9.2.1 or Section 9.3.1 shall be limited to (in the aggregate) an amount equal to One Million Four Hundred Twenty Five Thousand Dollars ($1,425,000); provided, however, that the (i) aggregate maximum liability of Seller to Buyer under Section 9.2.1 for breach of the representations and warranties contained in Section 3.1, Section 3.2, Section 3.5.1 and Section 3.6.1 shall be limited to (in the aggregate) an amount equal to the Purchase Price, and (ii) aggregate maximum liability of Buyer to Seller under Section 9.3.1 for breach of the representations and warranties contain in Section 4.1 and Section 4.2 shall be limited to (in the aggregate) an amount equal to the Purchase Price; and (b) the aggregate maximum liability of Seller to Buyer under Section 9.2 shall be limited to (in the aggregate) an amount equal to the Purchase Price.  Notwithstanding the foregoing, and subject to Section 10.15, the liability of either Seller or Buyer to the other pursuant to Section 9.2.2 (with respect to breaches of Section 5.12), Section 9.2.3, Section 9.2.4, Section 9.3.2 (with respect to breaches of Section 5.13 or 5.16), Section 9.3.3 or Section 9.3.4 shall not be subject to an aggregate maximum amount, nor shall such liability of Seller or Buyer be included in the calculation of the aggregate liabilities subject to the maximum amounts set forth in clause (a) and clause (b) of this Section 9.5.2.

9.5.3              The amount payable by either party with respect to Article 9 shall be reduced by the amount of any insurance proceeds received by the Claimant with respect to Losses, and each of the parties hereby agrees to use reasonable efforts to collect any and all insurance proceeds to which it may be entitled in respect to any such Losses.  The parties shall cooperate with each other to maximize the availability of any insurance coverage or other alternative reimbursements for indemnifiable claims hereunder, and, if any insurance provider for a party agrees to defend any third party claim, such party may tender the defense to such insurance provider and the rights of the parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance provider.  Such amount payable shall be further reduced by the amount of any Tax benefit actually realized (including by refund or by reduction or offset against Taxes otherwise payable had the Losses not been sustained) by the Claimant by reason of the payment or incurrence by the Claimant of the Losses for which indemnity is sought or the occurrence of the event giving rise to such Losses.  To the extent that insurance proceeds are received or a Tax benefit is realized after payment has been made by either party, the Claimant shall promptly pay an amount equal to such proceeds or benefit to the Indemnifying Party.

9.5.4              The parties shall use their respective reasonable best efforts with respect to resolving any liability or minimizing Losses with respect to which an Indemnifying Party is obligated to indemnify a Claimant pursuant to this Article 9.  In the event that a Claimant shall fail to so cooperate and make such efforts to mitigate or resolve any such liability or Loss, then, notwithstanding anything else to the contrary in this Agreement, the Indemnifying Party shall not be required to indemnify the Claimant or any other indemnified party to the extent of any liability or Loss that reasonably could have been avoided if the Claimant or other indemnified party had made such efforts.

9.5.5              No claim for indemnification or cause of action arising under or resulting from this Agreement, any Related Agreement or any of the transactions contemplated hereby may be asserted by a party for punitive, special, exemplary, contingent, incidental, speculative or consequential damages, including for lost profits or revenue, for diminution in value or for any other damages other than actual out-of-pocket damages.

9.5.6              After the Closing, and other than with respect to any breach by Seller of the covenants contained in Section 5.12 of this Agreement, the sole and exclusive remedy of any party for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or agreement of Seller or Buyer set forth in or made pursuant to this Agreement shall be a claim for indemnification under and pursuant to this Article 9, except for the remedies of specific performance, injunctive or other equitable relief with respect to a breach of any covenant or agreement that, by it terms, were to have been performed after the Closing.

10.	MISCELLANEOUS

10.1           No Other Representations or Warranties.

10.1.1              Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Transferred Assets, the Assumed Liabilities and the Business and (b) has been furnished with or has been given adequate access to such information about the Transferred Assets, the Assumed Liabilities and the Business as it has requested.  In connection with Buyer’s investigation of the Transferred Assets, the Assumed Liabilities and the Business, Buyer may have received and may hereafter receive from Seller or its representatives estimates, projections and other forecasts relating to the Transferred Assets, the Assumed Liabilities and the Business, and plan and budget information with respect thereto (collectively, “Projections”).  Buyer acknowledges that there are uncertainties inherent in attempting to make Projections, that Buyer is familiar with such uncertainties, and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of any Projections, and, except in circumstances involving fraud by the Seller and/or its Affiliates, Seller and its Affiliates shall have no Liability with respect thereto.

10.1.2              Buyer acknowledges and agrees that, except for the representations and warranties made by Seller as expressly set forth in Article 3, neither Seller nor any of its Affiliates or representatives have made or shall be construed as having made or deemed to have made to Buyer or any of its Affiliates or representatives, and neither Buyer nor any of its Affiliates or representatives has relied upon, any representation or warranty of any kind.  Without limiting the generality of the foregoing, and notwithstanding any express representation and warranty made by Seller in Article 3, Buyer agrees that neither Seller nor any of its Affiliates or representatives has made any representation or warranty to Buyer or to any of its Affiliates or representatives with respect to any Projections or, except to the extent and as expressly covered by a representation and warranty of Seller contained in Article 3, with respect to any other statements, documents or other information heretofore or hereafter delivered to or made available to Buyer or to any of its Affiliates or representatives (including the Confidential Information Memorandum prepared by Seller and its Affiliates (the “CIM”) dated April 2012), and that, except in circumstances involving fraud by the Seller and/or its Affiliates, Buyer shall not: (a) assert and hereby waives any claim against Seller or its Affiliates or any of their directors, officers, employees, agents, stockholders, or representatives, or hold (b) Seller or any such Persons liable with respect to any such Projections or other statements, documents or other information heretofore or hereafter delivered to or made available to Buyer or to any of its Affiliates or representatives (including the CIM), except to the extent and as expressly covered by a representation and warranty of Seller contained in Article 3.

10.2           Disclosure.  Disclosure of information included on any disclosure schedule (or portion of any disclosure schedule) shall be considered disclosures for all other disclosure schedules (or other portions of other disclosure schedules) to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other disclosure schedules (or other portions of disclosure schedules). In addition, (a) the fact that any disclosure on any schedule is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure on any schedule would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty and (b) disclosure of a particular matter on any schedule shall not be construed to mean that such matter is material or would reasonably be expected to have a Material Adverse Effect.

10.3           Notices.  All notices, demands and requests which may be or are required or permitted to be given, served, sent or delivered under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, facsimile transmission (to be followed promptly by written confirmation mailed by certified mail as provided below) or sent by overnight courier service or certified mail, return receipt requested, (c) deemed to have been given on the earliest of: the date of personal delivery, the date of transmission and receipt of facsimile transmissions, or the date set forth in the records of the delivery service or on the return receipt and (d) addressed as follows:

If to Seller:	c/o Media General, Inc. 333 E. Franklin Street Richmond, Virginia 23219 Attention: James F. Woodward Vice President – Finance and Chief Financial Officer Facsimile: (804) 649-6131

and

c/o Media General, Inc.
333 E. Franklin Street
Richmond, Virginia 23219
Attention:  Andrew C. Carington, Esq.
                    Vice President – General Counsel and Secretary
Facsimile: (804) 819-5565

with copies to (which shall not constitute notice):

Dow Lohnes PLLC
1200 New Hampshire Avenue, NW
Washington, DC 20036
Attn:  J. Kevin Mills, Esq.
Facsimile No.:  (202) 776-4847

If to Buyer:	Tampa Media Group, Inc. c/o Revolution Capital Group 1999 Avenue of the Stars, Suite 3430 Los Angeles, CA 90067 Phone: (310) 229-0807 Fax: (310) 229-0808 Attention: Cyrus Nikou

With a required copy (which shall not constitute notice) to:

Thomas M. Cleary, Esq. Dykema 333 South Grand Avenue, Suite 2100 Los Angeles, CA 90071 Phone: (213) 457-1760 Fax: (213) 457-1850

or to any such other persons or addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 10.3.  Rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice.

10.4           No Assignment; Benefit and Binding Effect.  Neither party shall assign this Agreement (or its rights or obligations hereunder) without the prior written consent of the other party.  This Agreement and the Related Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Notwithstanding the foregoing, Buyer and Seller each hereby agree that, at any time on or prior to the Closing Date, Buyer may transfer to one or more of its direct or indirect wholly-owned subsidiaries any and all rights provided herein to purchase from Seller the Transferred Assets; provided, however, that no such transfer shall release Buyer from its obligations under this Agreement.  In addition, Seller agrees that, following the Closing, Buyer (and any such subsidiary to which Buyer may assign its rights hereunder) may grant a security interest in this Agreement, and all other agreements to be entered into in connection herewith, to any lenders who will provide financing for the transactions contemplated by this Agreement under any and all financing documents entered into with such lenders to secure Buyer’s (or any such subsidiary’s) obligations to such lenders under any such documents.

10.5           Bulk Transfer.  Buyer acknowledges that Seller has not filed, and shall not file, any bulk transfer notice or otherwise comply with applicable bulk transfer laws, and the parties agree to waive compliance with same.

10.6           Governing Law.  This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the choice of law provisions or conflicts of law principles of such state.

10.7           Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Related Agreements or the actions of any party in the negotiation, performance or enforcement hereof or thereof.

10.8           Submission to Jurisdiction; Venue.  Each of the parties hereto agrees to submit to the exclusive jurisdiction of the Delaware Court of Chancery in any action or proceeding arising out of or relating to this Agreement or the Related Agreements or any of the matters contemplated hereby or thereby; provided, however, that in the event that the Delaware Court of Chancery does not have subject matter jurisdiction over any such action or proceeding, each of the parties hereto agrees to submit to the exclusive jurisdiction of the United States District Court, District of Delaware.  Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or the Related Agreements in such Delaware state or federal courts.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Legal Rules, the defense of an inconvenient forum to the maintenance of any such action or proceeding in such courts.  Each of the parties hereto agrees not to bring any action arising out of this Agreement or the Related Agreements other than in the Delaware Court of Chancery or the United States District Court, District of Delaware, as provided in this Section 10.8.

10.9           Headings; Interpretation.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  References to Sections or Articles (whether or not capitalized), unless otherwise indicated, are references to Sections and Articles of this Agreement.  References to Schedules and Exhibits (whether or not capitalized), unless otherwise indicated, are references to the disclosure schedules and exhibits to this Agreement.  The words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules and exhibits hereto) and not to any particular provision of this Agreement.  All references to “$” or “Dollars” shall mean United States Dollars.

10.10         Gender and Number.  Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

10.11         Entire Agreement.  This Agreement and the Related Agreements, along with the Confidentiality Agreement, which has been incorporated herein pursuant to Section 5.7, represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof and supersede all prior negotiations between Buyer and Seller with respect to the transactions contemplated hereby, and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is executed by the party against which enforcement of any such amendment, supplement or modification is sought.  All schedules and exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, as if fully set forth herein.

10.12         Further Assurances.  From time to time after the Closing Date, Buyer or Seller shall execute or deliver or cause to be executed or delivered such further instruments of conveyance, assignment, transfer and assumption, as may reasonably be requested by the other party in order to effect or facilitate the transactions contemplated hereby.

10.13         Waiver of Compliance.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure not so specifically waived.

10.14         Severability.  Any provision of this Agreement that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof; provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

10.15         Enforcement of Agreement.  Buyer and Seller acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Agreement by the other party, that the parties hereto would suffer irreparable harm as a result of any such breach, and that, in addition to all other remedies available under this Agreement or at law or in equity, the parties shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach.  In the event of any action by any party to enforce this Agreement, the other parties hereto hereby waive the defense that there is an adequate remedy at law.  The parties recognize and agree that Seller and Buyer have both relied on this Agreement and expended considerable effort and resources related to the transactions contemplated hereby, that the right and benefits conferred upon Seller and Buyer herein are unique, and that damages may not be adequate to compensate Seller or Buyer in the event either refuses to consummate the transactions contemplated hereby and effect the Closing in accordance with the terms and conditions hereof.  The parties therefore acknowledge and agree that, without limiting the generality of the foregoing and in addition to any and all remedies available to them, Seller shall be entitled to enforce specifically Buyer’s obligation to purchase the Transferred Assets for the Purchase Price and assume the Assumed Liabilities and otherwise to effect the Closing, if Buyer’s conditions to the Closing set forth in Article 6.1 are satisfied or capable of being satisfied.

10.16         Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument, and a facsimile or portable document format (pdf) transmission shall be deemed to be an original signature for all purposes under this Agreement.

10.17         No Third Party Beneficiaries.  This Agreement constitutes an agreement solely among the parties hereto, and, except as otherwise provided herein, is not intended to and shall not confer any rights, remedies, obligations or liabilities, legal or equitable on any Person other than the parties hereto and their respective successors or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement.

10.18         Construction.  This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.19         Public Announcements.  Each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement without the prior written approval of the other.  Notwithstanding the foregoing, the parties hereto acknowledge and agree that they may, without each other’s prior consent, issue such press releases or make such public statements as may be compelled by Legal Rules, in which case the issuing party shall consult with the other party regarding such press release or such public statement, as the case may be, and use all commercially reasonable efforts to agree upon the nature, content and form of such press release or public statement.

10.20         No Personal Liability.  Notwithstanding any other provision set forth in this Agreement, no director, officer, employee or individual representative of Seller or any of its Affiliates, on the one hand, or of Buyer or any of its Affiliates, on the other hand, shall have any personal liability as a result of any breach by Seller or any of its Affiliates, on the one hand, or by Buyer or any of its Affiliates, on the other hand, of their respective representations, warranties, covenants or agreements contained herein.

10.21         Expenses.  Except as expressly set forth elsewhere in this Agreement, Seller and Buyer shall bear their own costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement (including fees and expenses of attorneys, accountants, consultants, finders and investment bankers), whether or not the Closing occurs.

[Signatures on the following page]

IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the date first above written.

BUYER: TAMPA MEDIA GROUP, INC.

By:	/s/ Cyrus Nikou
Cyrus Nikou
President and Secretary

SELLER: MEDIA GENERAL OPERATIONS, INC.

By:	/s/ James F. Woodward
Name:	James F. Woodward
Title:	Treasurer

MEDIA GENERAL COMMUNICATIONS HOLDINGS, LLC

By:	/s/ James F. Woodward
Name:	James F. Woodward
Title:	Treasurer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

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